*Certain confidential information contained in this document, marked by the brackets, has been omitted and filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Exhibit 10.78

EXECUTION VERSION

ASSET PURCHASE AGREEMENT

by and between

Immunex Corporation

as Seller,

and

Schering Aktiengesellschaft

as Purchaser

Dated as of May 2, 2002

i

TABLE OF CONTENTS
(continued)

ii

EXECUTION VERSION

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made as of the 2nd day of May, 2002, by and between Immunex Corporation, a Washington corporation (“Seller”), and Schering Aktiengesellschaft, a stock corporation organized under the laws of The Federal Republic of Germany (“Purchaser”).

WITNESSETH:

WHEREAS, Seller and Seller Sub are engaged in researching, developing, manufacturing, marketing, and selling certain biopharmaceutical products, including LEUKINE®;

WHEREAS, Purchaser has agreed to acquire from Seller and Seller Sub, and Seller has agreed to sell and to cause Seller Sub to sell to Purchaser, the Conveyed Assets on the terms and subject to the conditions set forth herein so that Purchaser may succeed to the Business; and

WHEREAS, Purchaser has agreed to assume the Assumed Liabilities on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the premises, covenants, representations and warranties contained herein, and other good and valuable consideration, the adequacy and receipt of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE I

CERTAIN DEFINITIONS
SECTION 1.1     Definitions.

As used in this Agreement, the following terms shall have the following meanings:

“Accounts Receivable” shall mean all accounts receivable, notes receivable and indebtedness for borrowed money or overdue accounts receivable, in each case, due and owing by any third party.

“Actual Credit” shall have the meaning ascribed to it in Section 2.5(g)(ii).

“Affiliate” of a specified Person shall mean another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person; provided, however, that, unless otherwise specified herein, neither Wyeth nor Amgen Inc., nor their respective successor entities, nor any other Person that would be an Affiliate of Seller solely by reason of Amgen Inc. or Wyeth being an Affiliate of Seller, shall be deemed an “Affiliate” of Seller for purposes hereof.

“Agreement” shall have the meaning ascribed to it in the preamble hereto.

“Assignment of Intellectual Property” shall mean the Assignment of Intellectual Property in the form of Exhibit C hereto.

“Assumed Contracts” shall mean all (i) Contracts pursuant to which any third party purchases LEUKINE from Seller or Seller Sub, all of which Contracts in effect on the date hereof are set forth on Section 1.1(a)(i) of the Seller Disclosure Letter, (ii) Contracts pursuant to which Seller or Seller Sub purchases any materials from any third party for use in connection with the manufacture of LEUKINE, all of which Contracts in effect on the date hereof are set forth on Section 1.1(a)(ii) of the Seller Disclosure Letter, (iii) Contracts relating to any clinical trial involving LEUKINE, all of which Contracts in effect on the date hereof are set forth on Section 1.1(a)(iii) of the Seller Disclosure Letter, (iv) Contracts constituting material transfer agreements involving the transfer of LEUKINE, all of which Contracts in effect on the date hereof are set forth on Section 1.1(a)(iv) of the Seller Disclosure Letter, (v) Contracts relating to the marketing of LEUKINE or educational matters relating to the Business, all of which Contracts in effect on the date hereof are set forth on Section 1.1(a)(v) of the Seller Disclosure Letter, (vi) Contracts relating to the manufacture (including fill or finish) of LEUKINE, all of which Contracts in effect on the date hereof are set forth on Section 1.1(a)(vi) of the Seller Disclosure Letter, (vii) Contracts constituting confidentiality agreements involving LEUKINE, all of which Contracts in effect on the date hereof are set forth on Section 1.1(a)(vii) of the Seller Disclosure Letter, (viii) Contracts involving any royalty, licensing or similar arrangement involving LEUKINE, all of which Contracts in effect on the date hereof are set forth on Section 1.1(a)(viii) of the Seller Disclosure Letter, (ix) Contracts pursuant to which any services are provided to Seller or Seller Sub with respect to LEUKINE or the Business, including consultation agreements, all of which Contracts in effect on the date hereof are set forth on Section 1.1(a)(ix) of the Seller Disclosure Letter, (x) Contracts pursuant to which any third party collaborates with Seller or Seller Sub in the performance of research or development of LEUKINE or the Business, all of which Contracts in effect on the date hereof are set forth on Section 1.1(a)(x) of the Seller Disclosure Letter, (xi) in the case of those Contracts referred to in clauses (i) through (x) above which are Dual Use Contracts and which are bifurcated into two or more Contracts prior to Closing, Contracts entered into by Seller or Seller Sub in connection with such bifurcation that relate to LEUKINE, the Conveyed Assets or the Business, (xii) other Contracts entered into by Seller or Seller Sub from the date hereof to the Closing Date to the extent relating to LEUKINE, the Conveyed Assets or the Business (other than any Contracts for which the consent of Purchaser was required to be obtained pursuant to Section 5.1 but was not so obtained), and (xiii) any other contract similar to the foregoing Contracts which are no longer in effect and under which Seller or Seller Sub has any rights; provided, that “Assumed Contracts” shall not be deemed to include any Excluded Contracts.

“Assumed Liabilities” shall have the meaning ascribed to it in Section 2.2(a).

“Bill of Sale and Assumption Agreement” shall mean the Bill of Sale and Assumption Agreement in the form of Exhibit A hereto.

“BLA” shall mean a Biologic License Application or Establishment License Application / Product License Application filed with the FDA for LEUKINE pursuant to 21 CFR 601.2, et seq., and Section 351 of the Public Health Service Act, and all supplements, amendments and revisions thereto.

“Bothell Facility” shall mean that portion of Seller’s facility located at 21511 23rd Drive SE, Bothell, Washington that is the subject of the Bothell Facility Lease.

“Bothell Facility Lease” shall mean the Bothell Facility Lease in the form of Exhibit H hereto.

“Business” shall mean the business of researching, developing, manufacturing, marketing and selling LEUKINE.

“Business Day” means any day on which banks are not required or authorized to close in New York, New York, or Berlin, Germany.

“Closing” shall have the meaning ascribed to it in Section 2.4(a).

“Closing Date” shall have the meaning ascribed to it in Section 2.4(a).

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” shall have the meaning ascribed to it in Section 5.2(b).

“Contracts” shall mean any and all purchase orders, sales orders, leases, subleases, licenses, indentures, contracts, agreements and other legally binding arrangements, whether oral or written, in effect between Seller (or Seller Sub), on the one hand, and one or more third parties, on the other hand.

“Control” (including the terms “controlled by” and “under common control with”) means, with respect to a Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of securities or as trustee or executor, by contract or credit arrangement or otherwise.

“Conveyed Assets” shall have the meaning ascribed to it in Section 2.1(a).

“Conveyed Intellectual Property” shall mean: (i) the Intellectual Property set forth on Section 2.1(a)(iv) of the Seller Disclosure Letter; (ii) any Software that is set forth on Section 1.1(b) of the Seller Disclosure Letter, (iii) web site content primarily related to the Business, (iv) Software embedded in hardware included in the Conveyed Assets, and (v) any other Intellectual Property that is acquired by Seller or Seller Sub or to which Seller or Seller Sub obtains rights, in each case, from the date hereof to the Closing Date and that is primarily related to LEUKINE or the Business, but only to the extent Seller or Seller Sub is permitted to transfer such Intellectual Property; provided, however, that in the event Seller or Seller Sub acquires Intellectual Property or obtains rights to Intellectual Property referred to in the foregoing clause (v) ”Conveyed Intellectual Property” shall only include such Intellectual Property to the extent it relates to LEUKINE.

[*]

[*]

“Designated Employee” shall have the meaning ascribed to it in Section 5.8(a).

“Designated Purchaser Subsidiary” shall have the meaning ascribed to it in Section 2.8(a).

“Dual Use Contract” means any Assumed Contract, the subject matter of which relates to both (a) LEUKINE, the Business or the Conveyed Assets and (b) a product of Seller or one of its Subsidiaries (other than LEUKINE) or any business of Seller or one of its Subsidiaries (other than the Business) or any assets of Seller or one of its Subsidiaries (other than the Conveyed Assets), all of which Dual Use Contracts in effect on the date hereof are set forth on Section 1.1(c) of the Seller Disclosure Letter.

“Dual Use Contract Rights” shall have the meaning ascribed to it in Section 2.1(b)(ii).

“Employee” shall mean an employee of Seller or Seller Sub who, as of the date of this Agreement, is employed primarily in the Business.

“Employee Benefits Liability” shall mean any and all existing or potential liabilities of Seller and/or one or more ERISA Affiliates (a) under Sections 302, 405 and 409 and/or Title IV of ERISA, (b) under Sections 412, 4971 and/or 4975 of the Code and/or (c) under any corresponding or similar provisions of any applicable federal, state, local or non-U.S. Laws.

“Employment Agreement” shall mean an employment or other individual agreement relating to the terms and conditions of employment between Seller and/or one or more of its Subsidiaries, on the one hand, and an Employee on the other hand, but excluding any agreement that is only a confidentiality, invention disclosure or similar type of agreement.

“Environmental Laws” means any Federal, state, local or non-U.S. Law and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree, judgment, stipulation, injunction, Permit, authorization, policy, opinion, or agency requirement, in each case having the force and effect of Law, relating to the pollution, protection, investigation or restoration of the environment, health, safety as affected by the environment or natural resources, including those relating to the use, handling, presence, transportation, treatment, storage, disposal, release, threatened release or discharge of Hazardous Materials or noise, odor, wetlands, pollution or contamination.

“Equity Awards” shall have the meaning ascribed to it in Section 5.8(f).

*	Confidential Treatment Requested.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means any entity or trade or business (whether or not incorporated) other than Seller that together with Seller is considered under common control and treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

“Excluded Assets” shall have the meaning ascribed to it in Section 2.1(b).

“Excluded Contracts” shall mean (i) all Contracts identified on Section 1.1(d) of the Seller Disclosure Letter and (ii) in the case of those Contracts which are Dual Use Contracts and which are bifurcated into two or more Contracts prior to Closing, all Contracts entered into by Seller or one of its Subsidiaries in connection with such bifurcation that do not relate to LEUKINE, the Conveyed Assets or the Business.

“Excluded Liabilities” shall have the meaning ascribed to it in Section 2.2(b).

“Excluded Software” shall have the meaning ascribed to it in Section 3.7(b).

“FDA” shall have the meaning ascribed to it in Section 3.4(a).

“FDCA” shall have the meaning ascribed to it in Section 3.4(a).

“Fees” shall have the meaning ascribed to it in Section 2.5(c).

“Financial Information” shall have the meaning ascribed to it in Section 3.5.

“GAAP” shall mean United States generally accepted accounting principles in effect on the date hereof.

“Governmental Entity” shall mean any Federal, state, local or non-U.S. government or any court, legislature, governmental agency or governmental commission or any judicial or regulatory authority of any government.

“Hazardous Materials” means (A) any petroleum, petroleum products, byproducts or breakdown products, radioactive materials, asbestos-containing materials or polychlorinated biphenyls or (B) any chemical, material or other substance defined or regulated as toxic or hazardous or as a pollutant or contaminant or waste under any applicable Environmental Law.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

“IND” shall mean an Investigational New Drug Application filed with the FDA for LEUKINE pursuant to 21 CFR 312.1 et seq., for which Seller is the “Sponsor” (as defined in 21 CFR 312.3), and all supplements, amendments and revisions thereto.

“Indemnified Party” shall have the meaning ascribed to it in Section 8.3(a).

“Indemnifying Party” shall have the meaning ascribed to it in Section 8.3(a).

“Initial Inventory Amount” shall have the meaning ascribed to it in Section 2.3(a)(i).

“Initial Purchase Price” shall have the meaning ascribed to it in Section 2.3(a)(i).

“Instrument of Assignment and Assumption” shall mean the Instrument of Assignment and Assumption in the form of Exhibit B hereto.

“Intellectual Property” shall mean all: (i) patents, patent applications and statutory invention registrations, including reissues, divisions, continuations, continuations-in-part, supplementary protection certificates, extensions and reexaminations thereof, all inventions disclosed therein, all rights therein provided by international treaties and conventions, and all rights to obtain and file for patents and registrations thereto; (ii) mask works and copyrights in works of authorship of any type, including Software and industrial designs, registrations and applications for registration thereof; (iii) trademarks, servicemarks, registrations and applications for registration thereof and the goodwill relating thereto; and (iv) trade secrets, know-how, techniques, data, inventions, practices, methods and other confidential or proprietary technical, business and other information, and all rights in any jurisdiction to limit the use or disclosure thereof; provided, however, that “Intellectual Property” shall not include the name “Immunex” or any related logo or any software that is readily purchasable or licensable and which has not been modified in a manner material to the use or function thereof (other than through user preferences).

“Intellectual Property License Agreement” shall mean the Intellectual Property License Agreement in the form of Exhibit D hereto.

“Intellectual Property Transfer Agreements” shall mean the agreements substantially in the form of Exhibit G hereto (or such other documents or instruments assigning or conveying the rights and obligations relating to LEUKINE which may be reasonably acceptable to Purchaser).

“Inventory” shall have the meaning ascribed to it in Section 2.1(a)(v).

“Inventory Certificate” shall have the meaning ascribed to it in Section 2.3(b)(i).

“Inventory Value” shall have the meaning ascribed to it in Section 2.3(b)(i).

“IRS” shall mean the Internal Revenue Service.

“knowledge” of (i) Seller means, with respect to any specific matter, the actual knowledge of any person listed on Section 1.1(e) of the Seller Disclosure Letter or any other officer of Seller or Seller Sub having primary responsibility for such matter, and (ii) Purchaser means, with respect to any specific matter, the actual knowledge of any officer of Purchaser or Berlex Laboratories, Inc. having primary responsibility for such matter.

“Law” shall mean any Federal, state, local or non-U.S. law, statute, code, ordinance, regulation, order, judgment, writ, injunction, decision, ruling or decree.

“LEUKINE” shall mean the product that contains the active ingredient generically known as sargramostim (i.e., that certain modified human granulocyte-macrophage colony-stimulating factor produced by recombinant DNA technology) that is or was researched, developed, manufactured, marketed and sold by or on behalf of Seller or Seller Sub.

“Lien” shall mean any lien, security interest, pledge, mortgage, easement, right of way or hypothecation or any other similar encumbrance.

“Losses” shall have the meaning ascribed to it in Section 8.2(a).

“Master Lease” shall have the meaning ascribed to it in the Sublease.

“Material Adverse Effect” means any change, event, development, effect or occurrence that, individually or in the aggregate, has been or would reasonably be expected to be materially adverse to the (i) business, (ii) assets or (iii) results of operations of the Business or of Seller and its Subsidiaries taken as a whole (but only with respect to the Business), other than any change, event, development, effect or occurrence to the extent (A) relating to national, international or regional economic or financial conditions, (B) affecting the biotechnology industry generally, which changes, events, developments, effects or occurrences do not disproportionately adversely affect the Business relative to the other participants in the biotechnology industry, (C) due to, resulting from or otherwise attributable to the identity of Purchaser, (D) resulting from the introduction, marketing or sale of any product in competition with LEUKINE, [*], or (E) relating to the Excluded Liabilities or Excluded Assets. For purposes of analyzing whether any change, event, development, effect or occurrence constitutes a “Material Adverse Effect” under this definition, Seller and Purchaser agree that (x) Purchaser will be deemed to have no knowledge of any change, event, development, effect or occurrence that is not disclosed or cross-referenced in Section 3.6(a) of the Seller Disclosure Letter, and (y) each of the terms contained in (i) through (iii) above is intended to be separate and distinct.

“Merger” shall have the meaning ascribed to it in the Merger Agreement.

“Merger Agreement” shall mean the Amended and Restated Agreement and Plan of Merger, dated as of December 16, 2001, by and among Seller, Amgen Inc. and AMS Acquisition Inc.

“Nonassignable Asset” shall have the meaning ascribed to it in Section 2.6.

“Objection Period” shall have the meaning ascribed to it in Section 2.3(b)(i).

“Other Bid” shall have the meaning ascribed to it in Section 5.15.

“Other Employee” shall mean each employee of Seller and/or one or more of its Subsidiaries who is not an Employee.

“Outside Date” shall have the meaning ascribed to it in Section 7.1(c).

*	Confidential Treatment Requested.

“Permits” shall have the meaning ascribed to it in Section 3.4(a).

“Permitted Liens” shall mean any and all: (i) Liens for Taxes or assessments which are not due and payable, or are being contested in good faith by appropriate proceedings, that may thereafter be paid without penalty; (ii) mechanics’, warehousemens’, materialmens’, contractors’, workmens’, repairmens’, carriers’ and other similar Liens incurred in the ordinary course of business which secure or relate to obligations as to which Seller and Seller Sub are not delinquent; (iii) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security; and (iv) Liens that, individually or in the aggregate, do not materially impair, and would not reasonably be expected to materially impair, the continued use and operation of the assets to which they relate in the conduct of the Business as presently conducted.

“Person” shall mean any individual, group, corporation, partnership, limited liability company, Governmental Entity or other organization or entity.

“Personnel” shall have the meaning ascribed to it in Section 3.9(g).

“Post-Transfer Period” means, in the case of any taxable period that includes (but does not end on) the Closing Date, the portion of such period that begins on the day immediately after the Closing Date and ends on the last day of such period.

“Pre-Estimated Credit” shall have the meaning ascribed to it in Section 2.5(g)(ii).

“Pre-Transfer Period” means, in the case of any taxable period that includes (but does not end on) the Closing Date, the portion of such period that begins on the first day of such period and ends on the Closing Date.

“Process Agent” shall have the meaning ascribed to it in Section 9.15.

“Property Taxes” shall have the meaning ascribed to it in Section 5.5(b).

“Purchase Price” shall have the meaning ascribed to it in Section 2.3(a)(i).

“Purchase Price Adjustment” shall have the meaning ascribed to it in Section 2.3(b)(iii).

“Purchaser” shall have the meaning ascribed to it in the preamble hereto.

“Purchaser Benefit Plan” shall have the meaning ascribed to it in Section 5.8(b).

“Purchaser Indemnified Parties” shall have the meaning ascribed to it in Section 8.2(a).

“Rebates” shall have the meaning ascribed to it in Section 2.5(c).

“Related Instruments” shall mean the Bill of Sale and Assumption Agreement, the Instrument of Assignment and Assumption, the Sublease, the Transitional Services Agreement,

the Assignment of Intellectual Property, the Intellectual Property License Agreement and the Bothell Facility Lease, and with respect to Purchaser shall include the Intellectual Property Transfer Agreements to which Purchaser or a Purchaser Designated Subsidiary is a party, and with respect to Seller shall include the Intellectual Property Transfer Agreements to which Seller or Seller Sub is a party.

“Release” shall mean any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal or leaching of Hazardous Materials into the environment.

“Required Permits” shall have the meaning ascribed to it in Section 3.4(a).

“Returns” shall have the meaning ascribed to it in Section 2.5(b).

“Royalty Agreement” shall have the meaning ascribed to it in Section 2.5(g)(ii).

“Sales Information” shall have the meaning ascribed to it in Section 5.10(e).

“Sell-off Period” shall mean the period from the Closing Date until the later of (i) the date at which Purchaser has sold all of the Inventory that consists of LEUKINE and (ii) the date which is three months after the date the FDA has approved Purchaser’s new packaging, displays, signs, promotional materials, manuals and forms for use in the packaging, marketing, promoting, advertising and selling of LEUKINE.

“Seller” shall have the meaning ascribed to it in the preamble hereto.

“Seller Benefit Plan” shall have the meaning ascribed to it in Section 3.13(b).

“Seller Disclosure Letter” shall mean the disclosure letter delivered by Seller to Purchaser in connection with the execution of this Agreement.

“Seller Indemnified Parties” shall have the meaning ascribed to it in Section 8.2(b).

“Seller’s Trademarks and Logos” shall have the meaning ascribed to it in Section 5.9.

“Seller Sub” shall mean Immunex Manufacturing Corporation, a Washington corporation, and each other Subsidiary of Seller to which any assets are transferred pursuant to Section 2.8(b). References to “Seller Sub” in this Agreement shall mean each Seller Sub or any Seller Sub, as applicable.

“Software” shall mean computer programs, including any and all software implementations of algorithms, models and methodologies whether in source code or object code form, databases and compilations, including any and all data and collections of data, all documentation, including user manuals and training materials, related to any of the foregoing and the content and information contained on any web site; provided, however, that “Software” shall not include software that is readily purchasable or licensable and which has not been modified in a manner material to the use or function thereof (other than through user preferences).

“Sublease” shall mean the Sublease in the form of Exhibit E hereto.

“Subsidiary” of any Person means any corporation, partnership, limited liability company, joint venture or other legal entity of which such Person owns, directly or indirectly, a majority of the stock or other equity interests the holders of which are generally entitled to vote for the election of the Board of Directors or other governing body of such corporation or other legal entity, or of which such Person is a general partner or managing member.

“Survival Period” shall have the meaning ascribed to it in Section 8.1.

“Tax Return” shall mean any report, declaration, statement, return or other information filed in respect of Taxes, and any claim for refund of Taxes, including any amendment or supplement to any of the foregoing, with any taxing authority with respect to Taxes imposed upon or attributable to the operations of the Business.

“Taxes” shall mean any and all taxes, levies or other like assessments, including income, transfer, gains, gross receipts, excise, inventory, property (real, personal or intangible), custom, duty, sales, use, license, withholding, payroll, employment, capital stock and franchise taxes (including any fee, assessment or other charge in the nature of or in lieu of any tax), imposed by the United States, or any state, local or non-U.S. government or subdivision or agency thereof, any interest, penalties, additions to tax or additional amounts in respect of the foregoing (whether disputed or not), any transferee or secondary liability in respect of tax (whether imposed by law, contractual agreements or otherwise) and any liability in respect of any tax as a result of being a member of any affiliated, consolidated, combined, unitary or similar group.

“Third-Party Claim” shall have the meaning ascribed to it in Section 8.3(a).

“Transaction Taxes” shall mean any and all sales, use, transfer, documentary, filing, conveyance, recording, gross receipts, value added and similar taxes imposed by the United States, or any state, local or non-U.S. government or subdivision or agency thereof, any interest, penalties, additions to tax or additional amounts in respect of the foregoing (whether disputed or not), and any transferee or secondary liability in respect of the foregoing (whether imposed by Law, contractual agreement or otherwise).

“Transferred Employees” shall have the meaning ascribed to it in Section 5.8(a).

“Transitional Services Agreement” shall mean the Transitional Services Agreement in the form of Exhibit F hereto.

“Vendor Chargebacks” shall have the meaning ascribed to it in Section 2.5(a).

“WBP” shall have the meaning ascribed to it in Section 5.10(f).

“Workers’ Compensation Event” shall have the meaning ascribed to it in Section 5.8(h).

“Wyeth” shall mean Wyeth, a Delaware corporation (previously named American Home Products Corporation).

SECTION 1.2  Interpretation.

Unless otherwise indicated to the contrary in this Agreement by the context or use thereof: (a) the words “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole and not to any particular Section or paragraph hereof; (b) words importing the masculine gender shall also include the feminine and neutral genders, and vice versa; (c) words importing the singular shall also include the plural, and vice versa; and (d) the word “including” means “including without limitation.”

ARTICLE II

SALE AND PURCHASE OF ASSETS

SECTION 2.1  Transfer of Assets(a)

(a)  On the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller shall sell, assign and transfer (and Seller shall cause Seller Sub to sell, assign and transfer) to Purchaser, and Purchaser shall purchase from Seller and Seller Sub, all of Seller’s and Seller Sub’s rights, title and interest in, to and under those certain rights and assets set forth below, but excluding the Excluded Assets (collectively, the “Conveyed Assets”):

(i)  (A) the [*] equipment located on the third floor at Seller’s microbial facility located at 51 University Street, Seattle, Washington (excluding any equipment located in Rooms 346 and 348 on such third floor) and (B) any other equipment which is similar to the equipment that is specified in the foregoing clause (A) that is acquired by Seller or Seller Sub from the date hereof to the Closing and which is primarily used or held for use primarily in the operation and conduct of the Business;

(ii)  (A) the quality control equipment located at the Bothell Facility and which is used or held for use in the operation and conduct of the Business, (B) the equipment located at the Bothell Facility set forth on Section 2.1(a)(ii)(B) of the Seller Disclosure Letter, and (C) any other equipment which is similar to the equipment specified in the foregoing clause (A) that is acquired by Seller or Seller Sub from the date hereof to the Closing and which is primarily used or held for use primarily in the operation and conduct of the Business;

(iii)  the equipment located at Abbott Laboratories set forth on Section 2.1(a)(iii) of the Seller Disclosure Letter;

(iv)  the Conveyed Intellectual Property;

*	Confidential Treatment Requested.

(v)  all inventories held for use in the operation and conduct of the Business in existence at the Closing, including raw materials, cell bank inventories in existence at Closing described on Section 2.1(a)(v) of the Seller Disclosure Letter, goods in process, finished goods and LEUKINE specific packaging and labels (collectively, the “Inventory”);

(vi)  the Assumed Contracts;

(vii)  all pre-clinical, clinical and process development data and reports relating to the research or development of LEUKINE or of any materials used in the research, development, manufacture, marketing or sale of LEUKINE, including all raw data relating to clinical trials of LEUKINE, all case report forms relating thereto and all statistical programs developed (or modified in a manner material to the use or function thereof (other than through user preferences)) to analyze clinical data; all market research data, market intelligence reports, statistical programs (if any) used for marketing and sales research; customer information, promotional and marketing materials, LEUKINE sales forecasting models, medical education materials, sales training materials, web site content and advertising and display materials; all records relating to Transferred Employees (excluding any personnel records the transfer of which is prohibited by applicable Law); all records, including customer lists, sales force call activity reports, vendor lists, sales data, reimbursement data, speaker lists, manufacturing records, sampling records, standard operating procedures and batch records related to the manufacturing process, and supplier lists; all data contained in laboratory notebooks relating to LEUKINE or relating to its biology; all adverse experience reports and files related thereto (including source documentation) and all periodic adverse experience reports and all data contained in electronic data bases relating to adverse experience reports and periodic adverse experience reports; all analytical and quality control data; and all correspondence with the FDA; in the case of each foregoing clause, to the extent related to LEUKINE or the Business; provided, that, in the case of any of the foregoing which relate to LEUKINE or the Business and other businesses or assets of Seller or its Subsidiaries (and with respect to personnel records which may legally be provided, employees of Seller or any of its Subsidiaries, other than Transferred Employees), Seller shall have the right to redact the same with respect to such other businesses and assets and, with respect to personnel records, such non-Transferred Employees; provided, further, that (i) Seller shall only be required to physically deliver any of the foregoing in accordance with Section 2.4(d) to the extent the same is in the possession or control of Seller or one of its Subsidiaries as of the date hereof or at the Closing and (ii) notwithstanding the foregoing or Section 2.4(d), Seller shall not be required to deliver any of the foregoing to the extent the same constitutes legal opinions, memoranda, notes or advice of counsel if, in Seller’s reasonable judgment, such delivery would nullify, render unavailable or result in a waiver of a claim of attorney-client privilege or the protection of the attorney-work product doctrine (provided, however, that, with respect to clause (ii), (1) Seller shall provide Purchaser with a list of any of the foregoing promptly following the Closing, (2) Seller shall keep the same in Seller’s confidential legal files, and (3) access to the same shall be restricted to Seller’s legal counsel and such employees of Seller who have a “need to know” the information contained in the same, provided, that, with respect to clause (3) in the immediately preceding proviso, if any such employee engages in competitive business activities with respect to the Business, the prior consent of Purchaser (which shall not be unreasonably withheld) must be obtained in advance of any access by such employee to such information);

(viii)  (A) all Required Permits and applications for Required Permits, in each case, set forth on Section 2.1(a)(viii) of the Seller Disclosure Letter and all files related thereto, to the extent that Seller or Seller Sub is permitted under Law to transfer such Required Permits, applications and files, (B) any Required Permits obtained or applications for Required Permits filed by Seller or Seller Sub from the date hereof to the Closing and all files related thereto, to the extent that Seller or Seller Sub is permitted under Law to transfer such Required Permits, applications and files and (C) all inactive INDs relating to LEUKINE;

(ix)  all intangible assets (other than Intellectual Property) directly related to the Business; and

(x)  all rights, claims and credits, including all guarantees, warranties, indemnities and similar rights, in favor of Seller or any of its Affiliates or any of their respective employees to the extent relating to any Conveyed Asset or any Assumed Liability.

(b)  The term “Excluded Assets” shall mean:

(i)  any Accounts Receivable (including Accounts Receivable with respect to LEUKINE which has been shipped prior to the Closing), cash, cash equivalents, bank deposits or similar cash items, or prepaid expenses (other than royalties) of Seller and its Subsidiaries, in each case as of the Closing (whether or not reflected on the books of Seller or its Subsidiaries as of the Closing Date);

(ii)  in the case of each Assumed Contract that is a Dual Use Contract, rights under such Assumed Contract relating to any product of Seller or its Subsidiaries (other than LEUKINE), any business of Seller or its Subsidiaries (other than the Business) or any assets of Seller or its Subsidiaries (other than Conveyed Assets) (the “Dual Use Contract Rights”), provided, that in the case of Dual Use Contract Rights that are not specific to LEUKINE, the Business or the Conveyed Assets, on the one hand, or a product of Seller or its Subsidiaries (other than LEUKINE), a business of Seller or its Subsidiaries (other than the Business) or any assets of Seller or its Subsidiaries (other than Conveyed Assets), on the other hand, such Dual Use Contract Rights shall, (A) to the extent that such rights relate to LEUKINE, the Business or Conveyed Assets, be rights of Purchaser and shall constitute “Conveyed Assets” hereunder and (B) to the extent that such rights relate to a product of Seller or its Subsidiaries (other than LEUKINE) or a business of Seller or its Subsidiaries (other than the Business) or any assets of Seller or its Subsidiaries (other than Conveyed Assets), be rights of Seller or one of its Subsidiaries and shall constitute “Excluded Assets” hereunder;

(iii)  any interests in any real estate (other than interests provided under the Sublease and under the Bothell Facility Lease);

(iv)  any rights, claims and credits, including all guarantees, warranties, indemnities and similar rights, in favor of Seller or any of its Affiliates or any of their respective employees to the extent relating to (A) any other Excluded Asset, (B) any Excluded Liability or (C) any matter to the extent Seller indemnifies any Purchaser Indemnified Party pursuant to Article VIII hereof;

(v)  subject to Section 5.12, any insurance policies of Seller or its Subsidiaries or rights thereunder or proceeds thereof;

(vi)  Software (other than (A) web site content primarily related to the Business, (B) Software embedded in hardware included in the Conveyed Assets and (C) Software set forth in Section 1.1(b) of the Seller Disclosure Letter) and software that is readily purchasable or licensable and which has not been modified in a manner material to the use or function thereof (other than through user preferences);

(vii)  any Excluded Contracts; and

(viii)  any assets set forth on Section 2.1(b) of the Seller Disclosure Letter.

(c)  Seller shall have the right to retain in Seller’s confidential legal files, following the Closing, one copy of any book, record, literature, list, and any other written or recorded information constituting Conveyed Assets which Seller in good faith determines it is reasonably likely to need access to in connection with the defense (or any counterclaim, cross-claim or similar claim in connection therewith) of any suit, claim, action, proceeding or investigation against or by Seller or any of its Affiliates pending or threatened as of the Closing Date; provided that (i) Seller shall provide Purchaser with a list of any such information retained by Seller promptly following the Closing, (ii) Seller shall only use such information in connection with the defense (or any counterclaim, cross-claim or similar claim in connection therewith) of any such suit, claim, action, proceeding or investigation or any related or derivative suit, claim, action, proceeding or investigation, and (iii) access to such information shall be restricted to Seller’s legal counsel and such employees of Seller who have a “need to know” such information in connection therewith; provided, however, that, with respect to clause (iii) in the immediately preceding proviso, if any such employee engages in competitive business activities with respect to the Business, the prior consent of Purchaser (which shall not be unreasonably withheld) must be obtained in advance of any access by such employee to such information. Upon final resolution of any such suit, claim, action, proceeding or investigation, Seller shall destroy any such copies to the extent the same relates to such suit, claim, action, proceeding or investigation. Seller shall also have the right to retain in Seller’s confidential files, following the Closing, one copy of any book, record, literature, list, and any other written or recorded information constituting Conveyed Assets reasonably necessary in connection with any payment of any rebates to state Medicaid and other state and local governmental programs. Upon payment of any such rebates to state Medicaid and other state and local governmental programs, Seller shall deliver any such copies to Purchaser.

SECTION	2.2 Assumed Liabilities.

(a)  On the terms and subject to the conditions set forth in this Agreement, at the Closing, Purchaser shall assume from Seller and Seller Sub all of the following liabilities and obligations (whether or not fixed, contingent or absolute, accrued or unaccrued, known or unknown), other than any Excluded Liabilities (collectively, the “Assumed Liabilities”):

(i)  all product liability or similar claims to the extent arising out of the sale of LEUKINE by or on behalf of Purchaser from and after the Closing (regardless of when manufactured);

(ii)  all liabilities and obligations under the Assumed Contracts that are not Dual Use Contracts, to the extent arising out of or relating to events or conditions occurring after the Closing;

(iii)  all liabilities and obligations under the Assumed Contracts that are Dual Use Contracts, to the extent such liability or obligation relates to LEUKINE, the Conveyed Assets or the Assumed Liabilities and arises out of or relates to events or conditions occurring after the Closing;

(iv)  all liabilities and obligations with respect to the Required Permits that are Conveyed Assets to the extent relating to the operation or conduct of the Business by or on behalf of Purchaser from and after the Closing;

(v)  all liabilities and obligations to the extent relating to voluntary and involuntary recalls of LEUKINE occurring after the Closing;

(vi)  all liabilities and obligations assumed by Purchaser under Section 5.8 and (except as otherwise provided in Section 5.8 hereof) any other liability or obligation that relates to any Transferred Employee in connection with his or her hiring, non-hiring, termination or employment by the Purchaser from and after the Closing, including any such liability or obligation relating to wages, severance payments, bonuses, medical and workers compensation, claims, vacation pay and any other employee benefit plans or arrangements or payroll practices; and

(vii)  all liabilities and obligations under Environmental Laws to the extent arising out of or relating to the operation or conduct of the Business or the use or ownership of the Conveyed Assets, in each case, from and after the Closing.

(b)  Regardless of any disclosure to Purchaser, Purchaser shall not assume any of the following liabilities and obligations (whether or not fixed, contingent or absolute, accrued or unaccrued, known or unknown) (the “Excluded Liabilities”), all of which shall be retained by Seller or Seller Sub:

(i)  any liability or obligation of Seller or Seller Sub (including any liability or obligation to the extent resulting from the ownership, use, operation, maintenance or sale of the Conveyed Assets by or on behalf of Seller or Seller Sub prior to the Closing, or the operation or conduct of the Business by or on behalf of Seller or Seller Sub prior to the Closing) not specifically listed in Section 2.2(a);

(ii)  any product liability or similar claims to the extent arising out of the sale of LEUKINE by or on behalf of Seller or Seller Sub prior to the Closing;

(iii)  any liability or obligation of Seller or Seller Sub (A) arising out of any actual or alleged breach by Seller or Seller Sub of, or nonperformance by Seller or Seller

Sub under, any Contract (including any Assumed Contract) prior to the Closing, (B) accruing under any Assumed Contract with respect to any period prior to the Closing or (C) arising under any Contract entered into after the date hereof for which the consent of Purchaser was required to be obtained pursuant to Section 5.1 but was not so obtained;

(iv)  any liability or obligation under any Dual Use Contract that is not expressly assumed under Section 2.2(a)(iii);

(v)  any liability or obligation of Seller or Seller Sub related to any product of Seller or any of its Subsidiaries (other than LEUKINE) or the operation or conduct by Seller or any of its Subsidiaries of any business (other than the Business);

(vi)  any liability or obligation of Seller or Seller Sub to the extent arising out of (A) any suit, action or proceeding pending or, to the knowledge of Seller, threatened as of the Closing or (B) any actual or alleged violation by Seller or any of its Affiliates of any Law applicable to Seller or any of its Affiliates;

(vii)  any account payable of Seller or Seller Sub, including any retainages or similar amounts relating to work performed in connection with LEUKINE that is sold by or on behalf of Seller or Seller Sub prior to the Closing;

(viii)  any liability or obligation of Seller or Seller Sub that relates to any Excluded Asset;

(ix)  any liability or obligation under Environmental Laws arising out of or relating to the operation or conduct of the Business or the use or ownership of the Conveyed Assets, in each case, before the Closing;

(x)  any liability or obligation that relates to any Transferred Employee and that is retained by Seller pursuant to this Agreement, including Section 5.8 hereof;

(xi)  except for liabilities and obligations assumed by Purchaser under Section 2.2(a)(vi): (1) any liability or obligation that relates to any Employee, any Other Employee, any former employee of Seller or Seller Sub or any individual who applied for employment with Seller or Seller Sub in connection with his or her hiring, non-hiring termination or employment by Seller or Seller Sub on, prior to or after the Closing, including any such liability or obligation relating to wages, severance payments, bonuses, medical and workers’ compensation claims, vacation pay, any other employee benefit plans or arrangements or payroll practices, and (2) any liability or obligation under any Seller Benefit Plan; and

(xii)  any liability or obligation of Seller or Seller Sub to any of their respective Affiliates.

SECTION 2.3  Purchase Price; Purchase Price Adjustment; Purchase Price Allocation.

(a)  In consideration for the sale of the Conveyed Assets:

(i)  At the Closing, Purchaser shall (1) assume the Assumed Liabilities and (2) pay to Seller an aggregate amount equal to the sum of the following amounts (collectively, the “Initial Purchase Price”): (A) $380,000,000 plus (B) $[*] (clause (B), the “Initial Inventory Amount”). The Initial Purchase Price shall be payable in cash by wire transfer of immediately available funds to an account designated by Seller to Purchaser in writing at least two (2) Business Days prior to Closing. The Initial Purchase Price shall be subject to the Purchase Price Adjustment specified in Section 2.3(b)(iii) hereof (the Initial Purchase Price, after giving effect to the Purchase Price Adjustment, shall be referred to as the “Purchase Price”).

(ii)  Upon such date that the [*], Purchaser shall pay to Seller within five (5) Business Days of [*], $[*] in cash by wire transfer of immediately available funds to an account designated by Seller to Purchaser in writing at least two (2) Business Days prior to such payment.

(iii)  In the event that [*], Purchaser shall pay to Seller within five (5) Business Days of the [*] $[*] in cash by wire transfer of immediately available funds to an account designated by Seller to Purchaser in writing at least two (2) Business Days prior to such payment; provided, however, that the payment set forth in this clause (iii) shall not be due and payable unless and until the payment set forth in Section 2.3(a)(ii) is required to be made. For the avoidance of doubt, the amount required to be paid pursuant to this Section 2.3(a)(iii) (if required to be paid) shall only be required to be paid once and [*].

(b)   (i)   Within thirty (30) Business Days after Closing, Seller shall calculate the Inventory Value as of the Closing Date and deliver to Purchaser a certificate (the “Inventory Certificate”), signed by an officer of Seller, certifying such Inventory Value. For purposes of this Agreement, “Inventory Value” shall mean the value of the Inventory calculated from Seller’s financial systems, based upon the standard material, labor and burden costs of the inventories of the Business (subject to customary reserves) applied by Seller, determined in accordance with GAAP consistently applied, and as set forth in reasonable detail on Section 2.3(b)(i) of the Seller Disclosure Letter; provided, that such calculation shall exclude any Inventory excluded in connection with the determination of the Initial Inventory Amount under Section 3.12(b) with the date of March 31, 2002 in clause (ii) of the proviso to Section 3.12(b) deemed to be a reference to the Closing Date. At Purchaser’s option and upon reasonable notice to Seller, a physical inventory may be conducted by Purchaser on or before the Closing Date, and each of Seller and Purchaser and their respective independent auditors shall have the right to observe the taking of such physical inventory. If Purchaser does not object in writing to Seller’s determination of the Inventory Value within ten (10) Business Days after Seller delivers the Inventory Certificate to Purchaser (the “Objection Period”), then the Inventory Value as listed on the Inventory Certificate shall be deemed to be final and binding upon the parties hereto and, as appropriate, the Purchase Price Adjustment shall be paid in accordance with Section 2.3(b)(iii) below; provided, that if Purchaser objects in writing to Seller’s determination of the Inventory Value during the Objection Period, then Section 2.3(b)(ii) below shall apply. During the Objection Period, Purchaser and its representatives shall be permitted to review the working papers of Seller relating to the

*	Confidential Treatment Requested

Inventory Certificate and to discuss with Seller any questions which Purchaser may have regarding the preparation of the Inventory Certificate.

(ii) In the event that Purchaser delivers to Seller a written objection to Seller’s determination of the Inventory Value during the Objection Period, Seller and Purchaser shall reasonably cooperate to resolve such dispute, but if they are unable to reach a resolution within fifteen (15) Business Days after Seller delivers the Inventory Certificate, Seller and Purchaser shall jointly retain PricewaterhouseCoopers and shall submit such dispute to such firm for resolution; provided, however, that if PricewaterhouseCoopers refuses such retention, Seller and Purchaser (or, if Seller and Purchaser are unable to so agree within ten (10) days of PricewaterhouseCoopers refusing to be so retained, Seller’s and Purchaser’s respective independent accounting firms) shall jointly select another independent accounting firm of recognized national standing. Seller and Purchaser shall submit all information deemed relevant by such firm and shall make any records relating to or bearing upon such dispute available to the other party and to such firm. Each party shall further instruct such firm to render its decision within ten (10) Business Days after such firm accepts its selection pursuant to this Section 2.3(b)(ii) and shall reasonably cooperate with such firm and each other to enable such firm to render the decision within such period. The decision of such firm shall be the final determination of such dispute and shall be final and binding on both Seller and Purchaser. Seller and Purchaser shall bear the fees and expenses of such firm as such firm shall determine after considering the positions asserted by the parties in light of its decision. Nothing in this Agreement (other than the provisions of Sections 2.5(e), (f) and (h)) shall require that any matter other than disputes under this Section 2.3(b) be resolved by the procedure described above.

(iii) The “Purchase Price Adjustment” shall be equal to the difference determined by subtracting (x) the Inventory Value as finally determined under Section 2.3(b)(i) or, if applicable, Section 2.3(b)(ii), from (y) the Initial Inventory Amount. If the Purchase Price Adjustment is a positive number, Seller shall pay to Purchaser the full amount of the Purchase Price Adjustment by wire transfer of immediately available funds to an account indicated by Purchaser. If the Purchase Price Adjustment is a negative number, Purchaser shall pay to Seller the absolute value of the full amount of the Purchase Price Adjustment by wire transfer of immediately available funds to the account previously indicated by Seller for payment of the Initial Purchase Price. Any payment required to be made pursuant to this Section 2.3(b)(iii) shall be made as follows: if Purchaser does not object in writing to Seller’s determination of the Inventory Value specified on the Inventory Certificate during the Objection Period, then the payment required hereunder shall be made within two (2) Business Days after the expiration of the Objection Period; and, if Purchaser objects in writing to Seller’s determination of the Inventory Value during the Objection Period, then the payment required hereunder shall be made within two (2) Business Days after the determination of the Inventory Value in accordance with Section 2.3(b)(ii).

(c) Prior to the Closing Date, Seller and Purchaser shall negotiate in good faith to agree on an allocation of the Purchase Price and the Assumed Liabilities among the Conveyed Assets in accordance with applicable Laws, including Section 1060 of the Code. If Seller and Purchaser are able to agree on such allocation on or prior to the Closing Date, Seller and Purchaser shall not take any position on any Tax Return following the Closing Date inconsistent with the agreed allocation. If Seller and Purchaser are unable to agree on such allocation on or prior to the Closing Date, neither Seller nor Purchaser shall have any further obligation to cooperate with the other party regarding such allocation or to prepare any Tax Return in a manner consistent with the position taken by the other party regarding such allocation.

SECTION 2.4  Closing.

(a)  The consummation of the transactions contemplated by this Agreement (the “Closing”) will take place on the third Business Day following the satisfaction or waiver of the conditions set forth in Article VI hereof (other than those conditions which, by their nature, can only be satisfied at Closing and other than the condition set forth in Section 6.2(e)(ii) which shall only be required to be satisfied at the Closing), at 10:00 a.m. (Los Angeles time), at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 300 South Grand Avenue, Los Angeles, California, or at such other time and place as shall be mutually agreed upon by the parties; provided, however, that the Closing hereunder shall occur on the Closing Date (as such term is defined in the Merger Agreement) (unless Seller shall have advised Purchaser that the Closing hereunder may occur following the Closing Date (as defined in the Merger Agreement)) at such time as is requested by Seller upon three (3) Business Days prior written notice to Purchaser, subject to the satisfaction or waiver of the conditions set forth in Article VI hereof. The date on which the Closing under this Agreement occurs is referred to herein as the “Closing Date.”

(b)  At the Closing, Seller shall deliver or cause to be delivered to Purchaser the following: (i) the Bill of Sale and Assumption Agreement duly executed by Seller and Seller Sub; (ii) the Instrument of Assignment and Assumption duly executed by Seller and Seller Sub; (iii) the Intellectual Property License Agreement duly executed by Seller and Seller Sub; (iv) the Assignment of Intellectual Property duly executed by Seller and Seller Sub; (v) the Transitional Services Agreement duly executed by Seller; (vi) the Sublease duly executed by Seller; (vii) the Intellectual Property Transfer Agreements duly executed by Seller; (viii) the Bothell Facility Lease duly executed by Seller; (ix) the officer’s certificate specified in Section 6.2(c); (x) opinions of counsel to Seller in the form of Exhibit I; (xi) a certificate of existence/authorization of Seller and Seller Sub and a certificate evidencing that Seller and Seller Sub have paid all excise taxes required by the Washington Department of Revenue; and (xii) a customary secretary’s and incumbency certificate of each of Seller and Seller Sub attaching articles of incorporation, bylaws and copies of resolutions authorizing the transactions contemplated by this Agreement.

(c)  At the Closing, Purchaser shall deliver or cause to be delivered to Seller the following: (i) cash in the amount of the Initial Purchase Price by wire transfer of immediately available funds to an account designated by Seller; (ii) the Bill of Sale and Assumption Agreement duly executed by Purchaser and any Designated Purchaser Subsidiary; (iii) the Instrument of Assignment and Assumption duly executed by Purchaser and any Designated Purchaser Subsidiary; (iv) the Intellectual Property License Agreement duly executed by Purchaser; (v) the Assignment of Intellectual Property duly executed by Purchaser; (vi) the Transitional Services Agreement duly executed by Purchaser; (vii) the Sublease duly executed by Purchaser and any Designated Purchaser Subsidiary; (viii) the Intellectual Property Transfer Agreements duly executed by Purchaser; (ix) the Bothell Facility Lease duly executed by Purchaser and any Designated Purchaser Subsidiary; (x) the officer’s certificate specified in

Section 6.3(c); (xi) opinions of counsel to Purchaser in the form of Exhibit J; and (xii) a customary secretary’s and incumbency certificate of Purchaser and any such Designated Purchaser Subsidiary attaching articles of incorporation and bylaws (or comparable organizational documents) and copies of resolutions (if any) authorizing the transactions contemplated by this Agreement.

(d)  At or promptly following the Closing, Seller shall deliver or cause to be delivered to Purchaser the following: (i) Required Permits (to the extent such Required Permits are Conveyed Assets and only to the extent not required by Seller or any of its Subsidiaries to perform services under the Transitional Services Agreement) and (ii) books, records, literature, lists and any other written or recorded information of Seller and Seller Sub required to be conveyed pursuant to Section 2.1(a)(vii) or which otherwise constitute Conveyed Assets. At such time as any Required Permit retained by Seller or any of its Subsidiaries to perform services under the Transitional Services Agreement is not longer needed by Seller or such Subsidiary to perform such services, Seller shall promptly deliver or cause to be delivered to Purchaser such Required Permit (to the extent such Required Permit is a Conveyed Asset).

SECTION 2.5     Chargebacks; Returns; Rebates and Fees; Invoices.

(a)  With respect to vendor chargebacks related to sales of LEUKINE by or on behalf of Seller or Purchaser (“Vendor Chargebacks”), the parties agree that, from and after the Closing, Seller shall be liable for all “qualified” Vendor Chargebacks in connection with sales of LEUKINE by or on behalf of Seller that occurred prior to the Closing Date, and that Purchaser shall be liable for all other Vendor Chargebacks. From and after the Closing, Purchaser shall issue credits for or otherwise pay all Vendor Chargebacks and, to the extent Seller is liable for any “qualified” Vendor Chargebacks in accordance with the terms of this paragraph, Purchaser shall invoice Seller for such amounts in accordance with the payment terms set forth in Section 2.5(d) below. To be a “qualified” Vendor Chargeback, the Vendor Chargeback must have an invoice date, evidencing the date LEUKINE was sold by a distributor or a wholesaler to a customer prior to Closing. Purchaser shall provide Seller with all related supporting documentation in connection with Vendor Chargebacks in the possession or control of Purchaser or its Subsidiaries that has been reasonably requested by Seller, such supporting documentation to include (i) the name of the wholesaler or distributor, (ii) description of the product and National Drug Code, (iii) the customer name and Drug Enforcement Agency identification number for such customer, (iv) the customer contract identification number or other identification number, (v) the invoice date, and (vi) the chargeback quantity and the chargeback amount.

(b)  With respect to returns of LEUKINE (“Returns”), the parties agree that from and after the Closing Seller shall be liable for all Returns of LEUKINE which was sold prior to the Closing, and Purchaser shall be liable for all other Returns; provided, that with respect to Returns related to any lots of finished goods Inventory acquired by Purchaser at the Closing that have been partially depleted, Purchaser and Seller agree to share equally the cost of any Returns of those lots. Purchaser shall issue credits for or otherwise pay for all Returns, and to the extent Seller is liable for any Returns (in accordance with the terms of the immediately preceding sentence), Purchaser shall invoice Seller for such amounts in accordance with the payment terms set forth in Section 2.5(d) below. Purchaser will continue to enforce the returns policy of Seller with respect to Returns for which Seller is liable. Seller shall not be responsible for reimbursing Purchaser for Returns of LEUKINE that is sold after the Closing and Returns that are credited or otherwise paid by Purchaser not in accordance with the returns policy of Seller. For Returns (for which Seller is liable pursuant to the first sentence of this Section 2.5(b)) to be reimbursed by Seller, Purchaser shall provide Seller with all related supporting documentation in connection with such Return in the possession or control of Purchaser or its Subsidiaries that has been reasonably requested by Seller, such supporting documentation to include (i) a description of the product and National Drug Code, (ii) the customer name and Drug Enforcement Agency identification number for such customer, (iii) the lot number for such product, (iv) the expiration date for such product, and (v) the Return quantity and the Return amount.

(c)  With respect to (A) rebates to state Medicaid and other state and local governmental programs and to health plans, insurance companies, mail service pharmacies and other health care providers (collectively, “Rebates”) based upon the utilization of LEUKINE that is sold by or on behalf of Seller prior to the Closing (the “Seller Rebates”) and (B) credits, chargebacks, reimbursements, administrative fees and other payments to wholesalers and other distributors, group purchasing organization, insurers and other institutions (collectively, “Fees”) with respect to LEUKINE that is sold by or on behalf of Seller prior to the Closing (the “Seller Fees”), the parties agree that from and after the Closing Seller shall be liable for all Seller Rebates and Seller Fees and Purchaser shall be liable for all other Rebates and Fees. Purchaser shall pay all Rebates and Fees and, to the extent such Rebates or Fees constitute Seller Rebates or Seller Fees, Purchaser shall invoice Seller for the amount of such Seller Rebates and Seller Fees and Seller shall reimburse Purchaser for such amounts in accordance with the payment terms set forth in Section 2.5(d) below.

(d)  With respect to any amounts that are payable by Seller to Purchaser under this Section 2.5 (other than Sections 2.5(f), (g) and (h)), Purchaser shall, on a quarterly basis, submit an invoice to Seller for such amounts, together with evidence of payment and all related supporting documentation in the possession or control of Purchaser or its Subsidiaries and required by Sections 2.5(a) or 2.5(b) and, subject to Section 2.5(e) below, each such invoice shall be paid by Seller within thirty (30) days of receipt thereof.

(e)  To the extent Seller disputes any amount payable by Seller to Purchaser under this Section 2.5, Seller shall notify Purchaser in writing of the nature and amount of such dispute prior to the thirtieth day following Seller’s receipt of the invoice which relates thereto. If Seller and Purchaser cannot resolve such dispute within twenty (20) Business Days of Purchaser’s receipt of the notice from Seller relating to such dispute, Seller and Purchaser shall retain PricewaterhouseCoopers to resolve such dispute in accordance with the procedures, time limits, expense payment and other provisions specified in Section 2.3(b)(ii) hereof; provided, however, that if PricewaterhouseCoopers shall not agree to be so retained, Seller and Purchaser (or, if Seller and Purchaser are unable to so agree within ten (10) days of PricewaterhouseCoopers refusing to be so retained, Seller’s and Purchaser’s respective independent accounting firms) shall jointly select another independent accounting firm of recognized national standing.

(f)  Notwithstanding Section 2.5(a) and (c) hereof, Seller and Purchaser agree to a one-time settlement for Vendor Chargebacks, Rebates and Fees relating to inventories of LEUKINE held by wholesalers and distributors as of the Closing Date that are not otherwise reimbursed to Purchaser by Seller pursuant to this Agreement, pursuant to the following procedure: Once IMS Pipeline data (or such other pharmaceutical industry reporting service data as Purchaser and Seller shall agree if IMS Pipeline data is not available) is available after the Closing, Purchaser and Seller shall reasonably cooperate to agree on (A) an estimate of the sales value, where sales value represents Seller’s invoiced price, of LEUKINE (expressed in dollars) that is in wholesaler and distributor inventory as of the Closing Date; (B) the average amount of Vendor Chargebacks, Rebates and Fees paid by Seller per each complete month during the six month period immediately prior to the Closing Date; and (C) the average amount of total sales, where total sales represents Seller’s invoiced price, of LEUKINE to wholesalers and distributors per each complete month during the six month period immediately prior to the Closing Date. Once Purchaser and Seller have agreed to the items in the previous sentence, Purchaser shall invoice Seller for an amount equal to the amount set forth in clause (A) above, multiplied by a fraction, the numerator of which is the amount set forth in clause (B) above and the denominator of which is the amount set forth in clause (C) above. Purchaser’s invoice for such amount shall not be submitted to Seller until at least thirty (30) days have elapsed following the Closing Date. Seller shall pay Purchaser’s invoice in accordance with the payment terms set forth in Section 2.5(d). If Purchaser and Seller are unable to agree on any of the amounts set forth in clauses (A), (B) or (C) above, such dispute shall be subject to the dispute resolution procedures in Section 2.5(e).

(g)  (i)  If the Closing occurs prior to the last day of any calendar quarter, Purchaser shall prepare and submit all royalty reports and pay all royalties payable under Assumed Contracts with respect to sales of LEUKINE for the whole of such calendar quarter. Seller shall, within thirty (30) days of the end of such calendar quarter, provide Purchaser information reasonably necessary for Purchaser to determine Seller’s obligations for royalties incurred during that portion of the calendar quarter prior to the Closing. Purchaser shall invoice Seller for Seller’s share of the quarterly royalty payment amount (less Pre-Estimated Credit to be given to Seller pursuant to Section 2.5(g)(ii) hereof) within forty-five (45) days after the end of such calendar quarter. Seller shall pay the amounts owed by Seller and indicated on such invoice within thirty (30) days after receipt thereof.

(ii)  Seller shall be entitled to a credit from Purchaser for royalties prepaid by Seller prior to the Closing under the Assumed Contracts but attributable to sales of LEUKINE by Purchaser subsequent to the Closing (the “Actual Credit”). Seller shall calculate a pre-estimate of such credit (the “Pre-Estimated Credit”) in accordance with the following formula:

A x (B – C)

where:

A is equal to net sales of LEUKINE (as “net sales” is defined in each applicable Assumed Contract under which prepaid royalties have been paid (in each case a “Royalty Agreement”)) in the year 2002 up to and including the Closing Date;

B is equal to the royalty rate(s) applicable under the Royalty Agreements calculated on the basis of actual net sales of LEUKINE in the year 2002 up to and including the Closing Date; and

C is equal to the royalty rate(s) applicable to the Royalty Agreements calculated on the basis of estimated net sales of LEUKINE for the entire calendar year 2002 of $[*].

Seller shall, within thirty (30) days of the end of the calendar quarter in which the Closing occurs, deliver to Purchaser a statement setting out the amount of the Pre-Estimated Credit and the basis for Seller’s calculation thereof. Within 60 days after the end of calendar year 2002, Purchaser shall calculate the amount of the Actual Credit based on actual net sales of LEUKINE in calendar year 2002. If the adjustment results in an additional reimbursement of prepaid royalties due to Seller, such reimbursement shall be made within 90 days after the end of calendar year 2002. If the Actual Credit exceeds the Pre-Estimated Credit, Purchaser shall pay to Seller the difference. If the Pre-Estimated Credit exceeds the Actual Credit, Seller shall pay to Purchaser the difference. Any amount payable under the two preceding sentences will be paid within thirty (30) days of receipt of invoice.

(h)  Once IMS Pipeline data (or such other pharmaceutical industry report service data as Purchaser and Seller shall agree if IMS Pipeline data is not available) is available for the calendar month in which the Closing occurs, Purchaser and Seller shall reasonably cooperate to agree, on the basis of IMS Pipeline data, on the number of months of inventory that is in wholesaler and distributor inventory as of the date selected by IMS Pipeline to measure wholesaler and distributor inventory for the calendar month in which the Closing occurs (the “Closing Inventory”). If the Closing Inventory is greater than [*] (the “Upper Inventory Limit”), then Seller shall remit to Purchaser an amount equal to (A) the Closing Inventory; less (B) the Upper Inventory Limit; multiplied by (C) [*]. Once Purchaser and Seller have agreed to the items in this Section 2.5(h), if any amount is owing from Seller to Purchaser, Purchaser shall invoice Seller for such amount. Purchaser’s invoice for such amount shall not be submitted to Seller until at least thirty (30) days have elapsed following the Closing Date. Seller shall pay Purchaser’s invoice in accordance with the payment terms set forth in Section 2.5(d). If Purchaser and Seller are unable to agree on any matter arising under this Section 2.5(h), such dispute shall be subject to the dispute resolution procedures in Section 2.5(e).

(i)  If Seller is legally required or is authorized by Purchaser to pay any amounts under this Section 2.5 that are the obligation of Purchaser, Seller shall invoice Purchaser and Purchaser shall reimburse Seller in a manner consistent with Section 2.5(d).

SECTION 2.6  Nonassignable Assets.

Nothing in this Agreement, nor the consummation of the transactions contemplated hereby, shall be construed as an attempt or agreement to assign or transfer any Conveyed Asset (including any Assumed Contract) to Purchaser which by its terms or by Law is nonassignable without the consent of a third party or is cancelable by a third party in the event of an assignment or transfer (a “Nonassignable Asset”), unless and until such consent shall have been obtained. To the extent permitted by applicable Law and by the terms of the applicable

*	Confidential Treatment Requested.

Nonassignable Asset, such Nonassignable Asset shall be held, as of and from the Closing, by Seller or Seller Sub for the benefit and burden of Purchaser and the covenants and obligations thereunder shall be fully performed by Purchaser on Seller’s or Seller Sub’s behalf (to the extent such covenants and obligations are Assumed Liabilities) and all rights (to the extent such rights are Conveyed Assets) existing thereunder shall be for Purchaser’s account. To the extent permitted by applicable Law and by the terms of the applicable Nonassignable Asset, Seller or Seller Sub shall take or cause to be taken, at Purchaser’s expense, such actions as Purchaser may reasonably request which are required to be taken or appropriate in order to provide Purchaser with the benefits and burdens of the Nonassignable Asset. Seller or Seller Sub shall promptly pay over to Purchaser the net amount (after expenses and taxes) of all payments received by it in respect of all Nonassignable Assets.

SECTION 2.7    Risk of Loss.

Until the Closing, Seller shall bear the risk of any loss or damage to the Conveyed Assets from fire, casualty or any other occurrence. Following the Closing, Purchaser shall bear the risk of any loss or damage to the Conveyed Assets from fire, casualty or any other occurrence.

SECTION 2.8    Subsidiaries.

(a)  Purchaser shall, upon ten (10) Business Days prior written notice to Seller, have the right to designate one or more of its wholly-owned direct or indirect Subsidiaries (each, a “Designated Purchaser Subsidiary”) to purchase all or any of the Conveyed Assets or assume all or any of the Assumed Liabilities or enter into the Bothell Facility Lease or the Sublease so long as Purchaser shall remain liable for all of its liabilities and obligations hereunder, under the Related Instruments and under the Intellectual Property Transfer Agreements; provided, however, that Purchaser shall not be permitted to make such a designation if such designation would, or would reasonably be expected to, (w) result in any material costs, or any material liabilities, to Seller or its Subsidiaries, (x) materially delay or prevent the consummation of the transactions contemplated hereby, (y) materially adversely affect the obtaining of consents and approvals in connection with the transactions contemplated hereby (or require that material consents and approvals be resolicited) or (z) otherwise cause the conditions to Closing set forth in Article VI hereof to not be satisfied.

(b)  Notwithstanding anything in Section 5.1 to the contrary, Seller shall, upon ten (10) Business Days prior written notice to Purchaser, have the right to transfer any assets related to the Business (including the Excluded Assets) to a wholly-owned direct or indirect Subsidiary of Seller; provided, however, that (1) Seller shall remain liable for all of its liabilities and obligations hereunder, under the Related Instruments and under the Intellectual Property Transfer Agreements, (2) Purchaser shall have the opportunity to review and comment on the documents effecting such transfer and (3) such documents shall be reasonably satisfactory to Purchaser in form and substance; provided further, that Seller shall not be permitted to transfer such assets if such transfer would, or would reasonably be expected to, (w) result in any material costs, or any material liabilities, to Purchaser or its Subsidiaries, (x) materially delay or prevent the consummation of the transactions contemplated hereby, (y) materially adversely affect the obtaining of consents and approvals in connection with the transactions contemplated hereby (or require that material consents and approvals be resolicited) or (z) otherwise cause the conditions to Closing set forth in Article VI hereof to not be satisfied.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Purchaser as follows:

SECTION 3.1  Organization.

Each of Seller and Seller Sub is a corporation duly organized and validly existing under the Laws of the State of Washington and has paid all excise taxes required by the Washington Department of Revenue. Seller and Seller Sub have the requisite power and authority to own, lease and operate the Conveyed Assets and to conduct the Business as it is now being conducted, and are duly qualified and in good standing to do business as a foreign corporation or organization in each jurisdiction where such qualification is necessary to own, lease or operate the Conveyed Assets or conduct the Business as it is now being conducted, except where the failure to have such power and authority, or to be so qualified or in good standing, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Affiliate of Seller, other than Seller Sub (and other than employees of Seller or its Subsidiaries), is presently or has in the past engaged in the research, development, manufacturing, marketing or sale of LEUKINE or the operation or conduct of the Business.

SECTION 3.2  Authority.

Seller and, to the extent applicable, Seller Sub have the requisite power and authority to execute and deliver this Agreement and the Related Instruments, to perform their obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Related Instruments and the consummation by Seller and Seller Sub of such transactions have been duly authorized by all requisite corporate action on the part of Seller and Seller Sub and no other authorization of Seller or Seller Sub or Seller’s shareholders is required to authorize the execution and delivery of this Agreement or the Related Instruments or the consummation of the transactions contemplated hereby or thereby. This Agreement has been validly executed and delivered by Seller and constitutes, and each Related Instrument that is to be executed and delivered by Seller or Seller Sub will constitute when executed and delivered by Seller or Seller Sub, a legal, valid and binding obligation of Seller or Seller Sub enforceable against Seller or Seller Sub in accordance with its terms.

SECTION 3.3  No Conflict; Required Filings and Consents.

(a)  Except as set forth in Section 3.3(a) of the Seller Disclosure Letter, the execution and delivery of this Agreement by Seller do not, and the execution and delivery of the Related Instruments will not, and the performance by Seller and Seller Sub of their respective obligations under this Agreement and the Related Instruments will not, (i) conflict with or violate any provision of Seller’s or Seller Sub’s articles of incorporation or Seller’s or Seller Sub’s bylaws, or (ii) assuming that all consents, approvals, authorizations and Permits described in

Section 3.3(b) have been obtained and that all filings and notifications described in Section 3.3(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to Seller or Seller Sub or by which any of the Conveyed Assets is bound, or (iii) assuming that all consents, approvals, authorizations and Permits described in Section 3.3(b) have been obtained and that all filings and notifications described in Section 3.3(b) have been made and any waiting periods thereunder have terminated or expired, require any consent or approval under, result in any breach of, any loss of any benefit under or constitute a change of control or default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, modification, acceleration or cancellation of, or result in the creation of a Lien or other encumbrance on any Conveyed Asset or any Contract, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, consents, approvals, breaches, losses, changes in control, defaults, rights, Liens or other occurrences which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or materially increase the cost to Purchaser of consummating the transactions contemplated hereby or by any of the Related Instruments or subject Purchaser or any of its Affiliates to any criminal or material civil liability.

(b)  The execution and delivery of this Agreement by Seller and the Related Instruments by Seller and Seller Sub do not, and the performance of this Agreement and the Related Instruments by Seller and Seller Sub and the consummation of the transactions contemplated hereby and thereby will not, require any consent, approval, authorization or Permit of, or filing with or notification to, any Governmental Entity, except (i) under the HSR Act, to the extent necessary, (ii) as set forth on Section 3.3(b) of the Seller Disclosure Letter, (iii) for those requirements which become applicable to Seller or Seller Sub as a result of the specific regulatory status of Purchaser or any of its Affiliates (as opposed to any other third party) or as a result of any other facts that specifically relate to the business or activities in which Purchaser or any of its Affiliates (as opposed to any other third party) is or proposes to be engaged and (iv) where the failure to obtain such consents, approvals, authorizations or Permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or materially increase the cost to Purchaser of consummating the transactions contemplated hereby or by any of the Related Instruments or subject Purchaser or any of its Affiliates to any criminal or material civil liability.

SECTION 3.4    Permits; Compliance With Law.

(a)  Section 2.1(a)(viii) of the Seller Disclosure Letter sets forth a true and complete list of all authorizations, licenses, permits, certificates, approvals, consents, confirmations, orders, waivers and clearances of Governmental Entities (including all authorizations under the Federal Food, Drug and Cosmetic Act of 1938, as amended (the “FDCA”) and the Public Health Services Act, and the regulations of the United States Food and Drug Administration (the “FDA”) promulgated thereunder) (each, a “Permit”) necessary for Seller and Seller Sub to own, lease and operate the Conveyed Assets and to carry on the Business as it is being conducted as of the date hereof (the “Required Permits”). Except as set forth on Section 3.4(a) of the Seller Disclosure Letter, (i) Seller or Seller Sub is in possession of all Required Permits, (ii) the Business has been and is conducted in compliance with all Required Permits and Laws applicable to the Business or by which any Conveyed Asset is bound or affected, (iii) all Required Permits are valid and in full force and effect, (iv) since January 1,

1998, no Governmental Entity has served written notice upon Seller or Seller Sub that Seller or Seller Sub, the Business or the Conveyed Assets were or are in violation of any Law or Required Permit in any jurisdiction where the Business is conducted and, to the knowledge of Seller, there are no grounds for the same, and (v) since January 1, 1998, neither Seller nor Seller Sub has received written notice from any Governmental Entity that there are any circumstances existing which would lead to any loss of any Required Permit or refusal to renew any Required Permit on terms not substantially less advantageous, in the aggregate, to Seller or Seller Sub than the terms of those Required Permits currently in force, except, in the case of each of clauses (i) through (v) above, for such notices, violations, grounds, circumstances and losses which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. As of the date hereof, except as set forth in Section 3.4(a) of the Seller Disclosure Letter, there are no outstanding orders, injunctions or decrees of any Governmental Entity that apply to the Conveyed Assets that restrict the ownership, disposition or use of the Conveyed Assets by Seller or Seller Sub or the conduct of the Business by Seller or Seller Sub, in each case, in any material respect.

(b)  (i)  Except as set forth on Section 3.4(b)(i) of the Seller Disclosure Letter, Seller has prepared and submitted each BLA and IND to the FDA in compliance, in all material respects, with all applicable Laws. Each BLA has been approved by, and, since January 1, 1998, through to the date hereof, neither Seller nor Seller Sub has received any notice in writing from any Governmental Entity which has, or reasonably should have, led Seller or Seller Sub to believe that any BLA is not currently in good standing with the FDA. Since January 1, 1998, through to the date hereof, no IND has been the subject of a clinical hold notice from the FDA, and since January 1, 1998, through to the date hereof, neither Seller nor Seller Sub has received any notice in writing from any Governmental Entity which has, or reasonably should have, led Seller or Seller Sub to believe that any currently active IND is not currently in good standing with the FDA. To Seller’s knowledge, since January 1, 1998, Seller has filed with the FDA all material notices, supplemental applications and annual or other reports required to be filed by Seller, including adverse experience reports, with respect to each BLA and IND which is material to the conduct of the Business. To Seller’s knowledge, with respect to each BLA that has been approved by the FDA and each IND, the applicant for such BLA or IND, as applicable, and all Persons performing operations on behalf of Seller covered by such BLA or IND, as applicable, acted in compliance in all material respects with all applicable Laws, including the FDCA, the Public Health Service Act, and applicable FDA regulations, including 21 C.F.R. Parts 312 et seq., and 21 C.F.R. Parts 600 et seq., respectively, and in all material respects with the terms and conditions of each such BLA and IND.

(ii)  Except as set forth on Section 3.4(b)(ii) of the Seller Disclosure Letter, since January 1, 1998 through to the date hereof: (A) Seller has not received any notice in writing that any Governmental Entity (including the FDA) has commenced, or threatened to, initiate any action to withdraw its approval or request the recall, market withdrawal or replacement of LEUKINE, or commenced or threatened to initiate any action to enjoin production of LEUKINE at any facility; and (B) Seller has not issued a “Dear Doctor” letter and there has not been any occurrence of any product recall, market withdrawal or replacement conducted by or on behalf of Seller with respect to LEUKINE.

(iii)  To Seller’s knowledge, all manufacturing operations currently conducted by Seller or Seller Sub relating to the manufacturing of LEUKINE are being conducted in compliance in all material respects with applicable current good manufacturing practices as set forth in 21 C.F.R. Parts 210, 211, and 610.

(iv)  Seller has made available to Purchaser copies of all material (A) reports of inspection observations generated between January 1, 1998 and the date hereof, (B) establishment inspection reports generated between January 1, 1998 and the date hereof and (C) warning letters as well as any other documents received by Seller from the FDA between January 1, 1998 and the date hereof, in each case, relating to LEUKINE or arising out of the conduct of the Business that assert ongoing material lack of compliance with any applicable Laws (including those of the FDA) by Seller.

SECTION 3.5  Financial Information.

Section 3.5 of the Seller Disclosure Letter contains a true and complete copy of certain unaudited special purpose financial information (the “Financial Information”) relating to the Business for the twelve months ended December 31, 1999, 2000 and 2001. The Financial Information was derived from the books and records of Seller and its Subsidiaries. The sales, cost of goods sold and research and development expenses as set forth in such Financial Information have been calculated in accordance with Seller’s historical accounting practices consistently applied, which are in accordance with GAAP, except, in each case, as set forth in Section 3.5 of the Seller Disclosure Letter. The sales and marketing expense and general and administrative expense as set forth in such Financial Information have been calculated in accordance with Seller’s historical accounting practices consistently applied and are based on assumptions and other information set forth in Section 3.5 of the Seller Disclosure Letter. Except as set forth in Section 3.5 of the Seller Disclosure Letter, the Financial Information fairly presents, in all material respects, in accordance with the methodologies described in Section 3.5 of the Seller Disclosure Letter, the operating results of the Business for the years ended December 31, 1999, 2000 and 2001.

SECTION 3.6  Absence of Certain Changes or Events.

(a)  Except as set forth on Section 3.6(a) of the Seller Disclosure Letter, since December 31, 2001, there has not been any change, event, development, effect or occurrence that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)  Except as set forth in Section 3.6(b) of the Seller Disclosure Letter, since December 31, 2001 to the date of this Agreement, Seller has conducted the Business in the ordinary course consistent with past practice, and neither Seller nor Seller Sub has, with respect to the Business or any of the Conveyed Assets:

(i)  subjected any of the Conveyed Assets to any material Liens, other than Permitted Liens;

(ii)  sold, transferred, leased, subleased, licensed or otherwise disposed of, to any third party, any material Conveyed Assets (other than Intellectual Property) or other material properties or material assets (other than Intellectual Property) necessary for the conduct of the Business, except for sales of inventory and the disposition of obsolete equipment in the ordinary course of business consistent with past practice;

(iii)  sold, licensed or sublicensed or otherwise transferred any rights to any third party under (i) any Conveyed Intellectual Property or (ii) any Intellectual Property that is the subject of the Intellectual Property Transfer Agreements or the Intellectual Property License Agreement, other than in the case of Intellectual Property subject to the Intellectual Property License Agreement, transfers that would be permitted by the Intellectual Property License Agreement;

(iv)  entered into any Assumed Contract or accelerated, cancelled, modified or terminated any Assumed Contract, in each case, which is material to the Business, other than in the ordinary course of business consistent with past practice;

(v)  assigned any duties and/or responsibilities to any Other Employee, which employee, but for such assignment, would have been classified as an Employee;

(vi)  increased benefits payable to Employees under existing severance, change of control or termination pay policies or employment agreements, or increased compensation, bonus or other benefits payable to Employees, other than in accordance with normal, recurring compensation increases and as required under any Seller Benefit Plans;

(vii)  surrendered, revoked or otherwise terminated any Required Permit, except in connection with any renewal or reissuance of any such Required Permit;

(viii)  incurred Assumed Liabilities, other than in the ordinary course of business consistent with past practice;

(ix)  waived, released or assigned any material rights, which rights, but for such waiver, release or assignment, would have been classified as Conveyed Assets, other than in the ordinary course of business consistent with past practice;

(x)  experienced any material damage, destruction or casualty loss (whether or not covered by insurance) with respect to any material Conveyed Asset other than as a result of ordinary wear and tear;

(xi)  delayed or postponed the payment of any Assumed Liability outside the ordinary course of business consistent with past practice; or

(xii)  agreed, whether in writing or otherwise, to do any of the foregoing, except as expressly contemplated by this Agreement.

SECTION 3.7  Title to Assets; Sufficiency of Assets.

(a)  Seller (or Seller Sub) has, and at the Closing Seller (or Seller Sub) will deliver to Purchaser, good and valid title to or, in the case of leased or licensed assets, a valid and binding leasehold interest in or license to or rights under (as the case may be), all of the Conveyed Assets free and clear of all Liens, other than Permitted Liens.

(b)  The Conveyed Assets and the rights of Purchaser under the Intellectual Property Transfer Agreements and the Intellectual Property License Agreement include all tangible assets and Intellectual Property (other than the Excluded Software) that are necessary for the conduct of the Business immediately following the Closing in substantially the same manner as currently conducted by Seller and Seller Sub, except for (i) the assets that will be used in connection with providing services under the Transitional Services Agreement, (ii) the real property that is the subject of the Sublease or the Bothell Facility Lease, (iii) Employees that are not Transferred Employees and (iv) the Excluded Assets. For purposes of this Agreement, the term “Excluded Software” means any (i) Software listed on Section 3.9(h) of the Seller Disclosure Letter which does not constitute Conveyed Intellectual Property and (ii) software that is readily purchasable or licensable and which has not been modified in a manner material to the use or function thereof (other than through user preferences).

(c)  Each item of equipment which is a Conveyed Asset (other than equipment set forth on Section 2.1(a)(ii)(B) of the Seller Disclosure Letter) is in good operating condition for the purposes for which it is currently being used, subject to ordinary wear and tear and has been maintained in all material respects in accordance with generally accepted industry practice, but is otherwise being transferred on a “where is” and, as to condition, “as is” basis, including with respect to the Software used in connection with such equipment. Each item of equipment set forth on Section 2.1(a)(ii)(B) of the Seller Disclosure Letter is being transferred on a “where is” and, as to condition, “as is” basis, including with respect to the Software used in connection with such equipment.

(d)  The items of equipment located in Rooms 346 and 348 of the third floor of Seller’s microbial facility at 51 University Street, Seattle, Washington are not used in the conduct of the Business as conducted as of the date hereof. The items of equipment which constitute Excluded Assets (other than equipment that is used only for administrative or clerical services) are not necessary for the conduct of Business as conducted as of the date hereof.

(e)  Except as set forth on Section 3.7(e) of the Seller Disclosure Letter, since January 1, 1999 through to the date hereof, Seller has not experienced any out-of-stock or back-order situation of LEUKINE finished product.

SECTION 3.8   Material Contracts.

(a)  Section 3.8(a) of the Seller Disclosure Letter sets forth a list of each Assumed Contract that exists as of the date hereof and falls within any of the following categories: (i) Contracts pursuant to which payments were made to Seller and Seller Sub in excess of $1,000,000 with respect to the Business during the year ended December 31, 2001 or pursuant to which Seller and Seller Sub are required to be paid in excess of $1,000,000 with respect to the Business for the year ending December 31, 2002, (ii) Contracts pursuant to which Seller and Seller Sub paid in excess of $500,000 with respect to the Business during the year ended December 31, 2001 or pursuant to which Seller and Seller Sub are required to make payments in excess of $500,000 with respect to the Business for the year ending December 31,

2002, (iii) Contracts establishing joint ventures or partnerships relating to the Business, (iv) Contracts containing covenants which materially limit the freedom of Seller or Seller Sub or (from and after the Closing) Purchaser to operate the Business in any geographic area, or which contain a covenant of Seller or Seller Sub or (from and after the Closing) Purchaser not to compete in any material respect in the conduct of the Business, (v) Contracts between Seller or Seller Sub and any of Seller’s other Affiliates, (vi) Contracts requiring royalty or similar payments in excess of $500,000 with respect to the Business during the year ended December 31, 2001 or that require payments in excess of $500,000 with respect to the Business during the year ending December 31, 2002, (vii) Contracts for the sale by Seller or Seller Sub of any Conveyed Asset (other than sales of LEUKINE in the ordinary course of business) or the grant of any preferential rights to purchase any Conveyed Asset (other than sales of LEUKINE in the ordinary course of business), (viii) Contracts relating to LEUKINE or the Business with any Governmental Entity, (ix) Contracts for the performance of clinical trials of LEUKINE for which Seller is the sponsor, (x) to Seller’s knowledge, material Contracts the purpose of which are primarily the research or development of LEUKINE for the treatment of [*] and (xi) to Seller’s knowledge, material Contracts the purpose of which are primarily the development of formulations of LEUKINE.

(b)  No Employment Agreement exists as of the date hereof, and no Employee was a party to any Employment Agreement at any time during the three years preceding the date hereof.

(c)  To the knowledge of Seller, each of the Assumed Contracts set forth in Section 3.8(a) of the Seller Disclosure Letter is valid, binding and in full force and effect, except to the extent such Assumed Contract has expired in accordance with its terms between the date hereof and the Closing Date. Except as set forth on Section 3.8(c) of the Seller Disclosure Letter, Seller and Seller Sub (as the case may be) and, to the knowledge of Seller, any other party thereunder, has performed in all material respects the obligations required to be performed by such party under the Assumed Contracts set forth in Section 3.8(a) of the Seller Disclosure Letter. Neither Seller nor Seller Sub is in material breach or default under any Assumed Contract set forth in Section 3.8(a) of the Seller Disclosure Letter and, to the knowledge of Seller, no other party to any Assumed Contract set forth on Section 3.8(a) of the Seller Disclosure Letter (with or without the lapse of time or the giving of notice, or both) in material breach or default thereunder. Since January 1, 1998 through to the date hereof, neither Seller nor Seller Sub has received any written notice of the intention of any party to terminate any Assumed Contract set forth in Section 3.8(a) of the Seller Disclosure Letter. Complete and correct copies of all Assumed Contracts (and amendments thereto), in each case, in effect on the date hereof, have been made available to Purchaser or its representatives.

(d)  (i)  Section 1.1(a)(i) of the Seller Disclosure Letter sets forth all Contracts in effect on the date hereof pursuant to which any third party purchases LEUKINE from Seller or Seller Sub, (ii) Section 1.1(a)(ii) of the Seller Disclosure Letter sets forth all Contracts in effect on the date hereof pursuant to which Seller or Seller Sub purchases any materials from any third party for use in connection with the manufacture of LEUKINE, (iii) Section 1.1(a)(iii) of the Seller Disclosure Letter sets forth all Contracts in effect on the date

*	Confidential Treatment Requested.

hereof relating to any clinical trial involving LEUKINE, (iv) Section 1.1(a)(iv) of the Seller Disclosure Letter sets forth all Contracts in effect on the date hereof constituting material transfer agreements involving the transfer of LEUKINE, (v) Section 1.1(a)(v) of the Seller Disclosure Letter sets forth all Contracts in effect on the date hereof relating to the marketing of LEUKINE or educational matters relating to the Business, (vi) Section 1.1(a)(vi) of the Seller Disclosure Letter sets forth all Contracts in effect on the date hereof relating to the manufacture (including fill or finish) of LEUKINE, (vii) Section 1.1(a)(vii) of the Seller Disclosure Letter sets forth all Contracts in effect on the date hereof constituting confidentiality agreements involving LEUKINE, (viii) Section 1.1(a)(viii) of the Seller Disclosure Letter sets forth all Contracts in effect on the date hereof involving any royalty, licensing or similar arrangement involving LEUKINE, (ix) Section 1.1(a)(ix) of the Seller Disclosure Letter sets forth all Contracts in effect on the date hereof pursuant to which any services are provided to Seller or Seller Sub with respect to LEUKINE or the Business, including consultation agreements, and (x) Section 1.1(a)(x) of the Seller Disclosure Letter sets forth all Contracts in effect on the date hereof pursuant to which any third party collaborates with Seller or Seller Sub in the performance of research or development of LEUKINE or the Business.

(e)  Section 1.1(c) of the Seller Disclosure Letter sets forth all Dual Use Contracts in effect on the date hereof.

SECTION 3.9  Conveyed Intellectual Property.

Except as set forth in Section 3.9 of the Seller Disclosure Letter:

(a)  Seller owns the Conveyed Intellectual Property and owns or has a valid right to grant the licenses granted under the Intellectual Property that is the subject of the Intellectual Property License Agreement free and clear of all Liens other than Permitted Liens;

(b)  The Conveyed Intellectual Property and the Intellectual Property that is the subject of the Intellectual Property License Agreement have been duly maintained, in all material respects, and have not been cancelled, expired or abandoned, and Section 2.1(a)(iv) of the Seller Disclosure Letter sets forth a list of all jurisdictions in which such Intellectual Property is registered or in which registrations for such Intellectual Property are pending and all registration and application numbers;

(c)  As of the date hereof, Seller has not received written notice from any third party regarding any actual or potential infringement or misappropriation by Seller of any Intellectual Property of such third party relating to the Conveyed Assets or any Intellectual Property that is the subject of the Intellectual Property Transfer Agreements or the Intellectual Property License Agreement, and Seller has no knowledge of any reasonable basis for such a claim against Seller;

(d)  As of the date hereof, none of the Conveyed Intellectual Property or the Intellectual Property that is the subject of the Intellectual Property Transfer Agreements or the Intellectual Property License Agreement has expired or been declared invalid, in whole or in part, by any Governmental Entity. As of the date hereof, there are no currently ongoing interferences, oppositions, reissues, reexaminations or other proceedings involving any of the patents or patent applications set forth on Section 2.1(a)(iv) of the Seller Disclosure Letter, including ex parte and post-grant proceedings, in the United States Patent and Trademark Office or in any foreign patent office or similar administrative agency;

(e)  Seller has not received written notice from any third party regarding any assertion or claim challenging the validity of any Conveyed Intellectual Property or any Intellectual Property that is the subject of the Intellectual Property Transfer Agreements or the Intellectual Property License Agreement, and Seller has no knowledge of any reasonable basis for such a claim;

(f)  To the knowledge of Seller, as of the date hereof, no third party is misappropriating, infringing, diluting or violating any Conveyed Intellectual Property or any Intellectual Property that is the subject of the Intellectual Property Transfer Agreements or the Intellectual Property License Agreement;

(g)  (i) All Intellectual Property that is the subject of the Assignment of Intellectual Property or the Intellectual Property License Agreement, to the extent confidential, has been maintained in confidence by Seller in all material respects in accordance with commercially reasonable protection procedures, (ii) all former and current employees of Seller or any of its Subsidiaries who primarily worked in the Business have executed and delivered to Seller a proprietary information agreement restricting such person’s right to disclose proprietary information of Seller or any of its Subsidiaries with respect to the Business, (iii) all former and current employees of Seller or any of its Subsidiaries and all former and current agents, consultants, collaborators and independent contractors who have contributed to or participated in the conception or development of the Intellectual Property that is the subject of the Assignment of Intellectual Property or the Intellectual Property License Agreement (“Personnel”) have executed and delivered to the Seller a proprietary information agreement restricting such Person’s right to disclose proprietary information of Seller or any of its Subsidiaries with respect to the Business and (iv) all Personnel either (1) have been party to a “work-for-hire” arrangement or agreement with the Seller, in accordance with all applicable Laws, that has accorded Seller full, effective, exclusive and original ownership of all tangible and intangible property thereby arising or (2) have executed appropriate instruments of assignment in favor of Seller or as assignee that have conveyed to Seller full, effective and exclusive ownership of all tangible and intangible property thereby arising. To Seller’s knowledge, no Personnel has any claim against Seller or any of its Subsidiaries in connection with such Personnel’s involvement in the conception or development of any Intellectual Property that is the subject of the Assignment of Intellectual Property or the Intellectual Property License Agreement, and no such claim has been asserted or, to the knowledge of Seller, is threatened. To Seller’s knowledge, none of Seller’s officer’s or employees has any patents issued or applications pending for any device, process, design or invention of any kind now used or necessary for the conduct of the Business, which patents or applications have not been assigned to Seller, with such assignment duly recorded in the United States Patent and Trademark Office;

(h)  Except for web site content related to the Business, the Software embedded in hardware included in the Conveyed Assets, Software used solely for general and administrative purposes, and except as listed in Section 3.9(h) of the Seller Disclosure Letter, no Software is necessary for the conduct of Business as conducted as of the date hereof; and

(i)  [*].

Bothell Facility.

(j)  Except for (i) Permitted Liens, (ii) defects in title or encumbrances which do not impair the current use of the Bothell Facility in any material respect or (iii) those encumbrances set forth on Exhibit C to the Bothell Facility Lease, Seller has good and marketable fee simple title to the Bothell Facility. Complete and correct copies of all such encumbrances specified in the foregoing clause (iii), and any amendments thereto, have been made available to Purchaser.

(k)  The buildings, structures and improvements included in the Bothell Facility are in all material respects structurally sound and are in all material respects in reasonable operating condition and repair (subject to ordinary wear and tear) and are adequate for the uses to which they are currently being put. As of the date hereof, neither Seller nor Seller Sub have received written notification from any Governmental Entity that it is in violation of any applicable and material building, zoning, subdivision, health or other law, ordinance or regulation with respect to the Bothell Facility or any encumbrance affecting title to the Bothell Facility.

(l)  Seller has a current, valid certificate of occupancy (“CO”) or equivalent thereof for the Bothell Facility and Seller uses the Bothell Facility in conformity, in all material respects, with such CO. As of the date hereof, (i) no proceeding is pending or, to the knowledge of Seller, threatened regarding the revocation or limitation of any CO applicable to the Bothell Facility and (ii) Seller has no knowledge of any reasonable basis or grounds for any such revocation or limitation regarding the Bothell Facility.

(m)  As of the date hereof, no fact or condition exists which would prohibit adequate rights of access to and from the Bothell Facility from and to public highways and roads, and Seller has not received written notice of any pending or threatened restriction or denial, governmental or otherwise, upon such ingress and egress which would materially adversely affect the use of the Bothell Facility as used as of the date hereof.

(n)  As of the date hereof, Seller has not received written notice that the Bothell Facility is subject to any pending suit for condemnation or other taking by any Governmental Entity or other Person, and to the knowledge of Seller, no such condemnation or other taking is threatened or contemplated.

SECTION 3.10  Environmental Matters

(a)  Except as set forth on Section 3.11 of the Seller Disclosure Letter and except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

(i)  Seller and Seller Sub, to the extent related to any property or facility owned, leased or operated by Seller in the conduct of the Business (the “Properties”),

*	Confidential Treatment Requested.

have obtained those Permits required by Environmental Law and necessary for the conduct of the Business, and Seller and Seller Sub are in compliance with such Permits and other requirements of applicable Environmental Laws;

(ii)  Seller and Seller Sub, to the extent related to the Business or the Properties, have not received any written notice from any Governmental Entity or any other Person alleging a violation of, or liability under, any Environmental Laws related to any matter which has not been fully resolved;

(iii)  there has been no Release of any Hazardous Materials at, on or under the Properties, and the Properties do not contain any underground storage tanks or surface impoundments containing any Hazardous Materials; and

(iv)  no notice, registration, reporting or other filing or investigation, response or corrective action is required by Sellers or Seller Sub under any Environmental Law in connection with, or as a result of, the execution and delivery of this Agreement, or the consummation of the transactions contemplated hereby.

(b)  Notwithstanding anything to the contrary contained in this Agreement, the only representations and warranties given in this Agreement in respect of environmental matters which are the subject of this Section 3.11 are those contained in this Section 3.11, and none of the other representations and warranties in this Agreement shall be deemed to constitute, directly or indirectly, a representation or warranty in respect of such environmental matters.

SECTION 3.11 Inventory.

(a)  Other than items covered by Seller’s inventory reserves, each item of Inventory is (i) free of any material defect or deficiency, and (ii) is in good, usable and currently marketable condition in the ordinary course of business (subject, in the case of raw materials and work-in-process, to the completion of the production process) and, at Closing, all materials on hand and work-in-process will meet, in all material respects, all applicable governmental and internal quality control standards.

(b)  The Initial Inventory Amount represents the value of the inventory of the Business as of March 31, 2002 and was calculated from Seller’s financial systems and is based upon the standard material, labor and burden costs of the inventories of the Business (subject to customary reserves), applied by Seller, determined in accordance with GAAP consistently applied; provided, that for purposes of calculating the Initial Inventory Amount, the inventory of the Business shall not include any inventory that, according to Seller’s inventory policy, is (i) damaged, defective, unusable, unsaleable or which otherwise fails to meet the requirements of Section 3.12(a) or (ii) finished goods with an expiration date that as of March 31, 2002 is less than required by Seller’s inventory policies in effect at such time.

SECTION 3.12  Employee Matters.

(a)  Section 3.13(a)(i) of the Seller Disclosure Letter contains a complete and accurate list of the names of each Employee as of the date of this Agreement. Seller has made available to Purchaser the following information with respect to each such Employee: (i) date of hire and effective service date, (ii) job title or position held, (iii) base salary or current wages, (iv) most recent bonus paid, aggregate annual compensation for the Seller’s last fiscal year and current target or guaranteed bonus, if any, (v) employment status (i.e., active or on leave or disability and full-time or part-time), (vi) accrued unused vacation days and other time off rights and the potential number of such days and rights such Employee may accrue annually, (vii) whether such Employee is entitled to benefits under the grandfathered provisions for Rhode Island Employees and (viii) any other material terms and conditions of employment in regard to such Employee that are not otherwise generally available to similarly situated employees. Section 3.13(a)(ii) of the Seller Disclosure Letter contains a complete and accurate organization chart setting forth categories of Employees as of the date specified on such list. Other than as disclosed in Section 3.13(a)(iii) of the Seller Disclosure Letter or as contemplated by Section 5.8, none of the Transferred Employees (i) is as of the date hereof covered by any union, collective bargaining agreement or other similar labor agreement, (ii) has any loan from Seller or any ERISA Affiliates, (iii) has received from Seller or any of its ERISA Affiliates any discretionary severance or any severance under any formal or informal policy or practice, and neither Seller nor any of its ERISA Affiliates has agreed to provide any Transferred Employee any such severance or (iv) is, or at any time will become, entitled to any payment, benefit or right, or any increased or accelerated payment, benefit or right as a result of (A) such Transferred Employee’s termination of employment with Seller and/or one or more of its Subsidiaries or any of their respective successors or (B) the execution of this Agreement or the consummation of the transactions contemplated hereby.

(b)  Section 3.13(b) of the Seller Disclosure Letter sets forth a true and complete list of each “employee benefit plan” as defined in Section 3(3) of ERISA and any other material plan, policy, program, practice, agreement, understanding or arrangement, in each case, providing compensation or other benefits to any Employee, maintained, sponsored or contributed to by Seller or any ERISA Affiliate (each, a “Seller Benefit Plan”).

(c)  Neither Seller nor any of its ERISA Affiliates sponsors, maintains or contributes to any “employee pension benefit plan” (as defined in Section (2) of ERISA) that is subject to Title IV of ERISA or Section 412 of the Code, or any “multiemployer plan” as defined in Section 3(37) of ERISA and there does not exist as of the date of this Agreement, nor do any circumstances exist that could result in, any Employee Benefits Liability that could reasonably be expected to become a liability of Purchaser and/or one or more of its Affiliates on or following the Closing Date.

(d)  Except as required by Law or as set forth on Section 3.13(d) of the Seller Disclosure Letter, no Seller Benefit Plan provides any medical, disability or life insurance benefits to any Employees after termination of employment.

(e)  As of the date hereof, Seller has not, to its knowledge, employed (and, to its knowledge, has not hired a contractor or consultant that has employed) any Person in the conduct of the Business who during the term of such employment was debarred by the FDA or, to the knowledge of Seller, any Person who during the term of such employment was the subject of an FDA debarment investigation or proceeding.

SECTION 3.13  Litigation.

(a)  Section 3.14(a) of the Seller Disclosure Letter sets forth a list as of the date of this Agreement of each pending or threatened suit, claim, action, proceeding or investigation against Seller or Seller Sub and as to which Seller or Seller Sub has been contacted in writing by the plaintiff or claimant or by their counsel, arising out of the conduct of the Business or against or affecting any Conveyed Asset and that (i) seeks damages in excess of $100,000 or (ii) seeks any material injunctive relief. To the knowledge of Seller, except as set forth in Section 3.14(a) of the Seller Disclosure Letter, as of the date hereof, none of Seller or any of its Affiliates is a party or subject to or in default in any material respect under any judgment, order, injunction or decree applicable to the conduct of the Business or any Conveyed Asset or Assumed Liability.

(b)  Except as set forth in Section 3.14(b) of the Seller Disclosure Letter, as of the date hereof, there is not any suit, claim, action, proceeding or investigation by Seller or Seller Sub pending and as to which Seller or Seller Sub has sent any letter or other written notice to any Person or such Person’s counsel to the effect that Seller or Seller Sub intends to initiate any suit, claim, action, proceeding or investigation against any other Person, in each case, arising out of the conduct of the Business and that (i) seeks material damages or (ii) seeks any material injunctive relief.

(c)  Except as set forth in Section 3.14(c) of the Seller Disclosure Letter, none of the suits, claims, actions, proceedings or investigations listed in Section 3.14(a) of the Seller Disclosure Letter as to which there is at least a reasonable possibility of adverse determination would have, if so determined, individually or in the aggregate, a Material Adverse Effect.

(d)  Except as set forth in Section 3.14(d) of the Seller Disclosure Letter, as of the date hereof, there is no suit, claim, action, proceeding or investigation pending or, to the knowledge of Seller, threatened against Seller or Seller Sub which challenges the transactions contemplated by this Agreement and would be reasonably expected to prevent or materially delay the performance of this Agreement by Seller or consummation of the transactions contemplated hereby.

SECTION 3.14  Brokers.

No broker, finder or investment banker (other than Merrill Lynch & Co., all fees of which shall be paid by Seller in connection with the transactions contemplated hereby) is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller.

SECTION 3.15  Disclosure.

As of the date hereof, Seller has made available to Purchaser all material written information in existence as of the date hereof which Seller has knowledge of concerning the safety, efficacy, side effects or toxicity of LEUKINE, associated with or derived from any clinical use, studies, investigations or tests of LEUKINE in all indications for which LEUKINE has been approved by the FDA or, with respect to [*] indications for LEUKINE, studied by Seller or Seller Sub.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Seller as follows:

SECTION 4.1  Organization.

Purchaser is a stock corporation duly organized and validly existing under the Laws of The Federal Republic of Germany. Purchaser has the requisite power and authority to own, lease and operate its properties and to conduct its business as it is now being conducted.

SECTION 4.2  Authority.

Purchaser has the requisite power and authority to execute and deliver this Agreement and the Related Instruments, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Related Instruments and the consummation by Purchaser of such transactions have been duly authorized by all requisite corporate action on the part of Purchaser and no other authorization of Purchaser or its shareholders is required to authorize the execution and delivery of this Agreement or the Related Instruments or the consummation of the transactions contemplated hereby or thereby. This Agreement has been validly executed and delivered by Purchaser and constitutes, and each Related Instrument that is to be executed and delivered by Purchaser will constitute when executed and delivered by Purchaser, a legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms.

SECTION 4.3  No Conflict; Required Filings and Consents.

(a)  The execution and delivery of this Agreement by Purchaser do not, and the execution and delivery of the Related Instruments will not, and the performance by Purchaser of its obligations under this Agreement and the Related Instruments will not, (i) conflict with or violate any provision of the Satzung of Purchaser, (ii) assuming that all consents, approvals, authorizations and Permits described in Section 4.3(b) have been obtained and that all filings and notifications described in Section 4.3(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to Purchaser or by which any property or asset of Purchaser is bound or (iii) assuming that all consents, approvals, authorizations and Permits described in Section 4.3(b) have been obtained and that all filings and notifications described in Section 4.3(b) have been made and any waiting periods thereunder have terminated or expired, require any consent or approval under, result in any breach of, any loss of any benefit under or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, modification, acceleration or cancellation of, or result in the creation of a Lien or other encumbrance on any contract to which Purchaser is a party or any property or asset of Purchaser, except, with respect

*	Confidential Treatment Requested.

to clauses (ii) and (iii), for any such conflicts, violations, consents, approvals, breaches, losses, defaults, rights, Liens or other occurrences which would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the performance of this Agreement by Purchaser.

(b)  The execution and delivery of this Agreement and the Related Instruments by Purchaser do not, and the performance of this Agreement and the Related Instruments by Purchaser and the consummation of the transactions contemplated hereby and thereby will not, require any consent, approval, authorization or Permit of, or filing with or notification to, any Governmental Entity, except (i) under the HSR Act, to the extent necessary, (ii) for those requirements which become applicable to Purchaser as a result of the specific regulatory status of Seller or any of its Affiliates (as opposed to any other third party) or as a result of any other facts that specifically relate to the Business or any Conveyed Asset or the business or activities in which Seller or any of its Affiliates (as opposed to any other third party) is or proposes to be engaged, and (iii) where failure to obtain such consents, approvals, authorizations or Permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the performance or consummation of this Agreement by Purchaser.

SECTION 4.4  Litigation.

As of the date hereof, there is no suit, claim, action, proceeding or investigation pending or, to the knowledge of Purchaser, threatened against Purchaser, which challenges the transactions contemplated by this Agreement and would be reasonably expected to prevent or materially delay the performance of this Agreement by Purchaser or consummation of the transactions contemplated hereby.

SECTION 4.5  Financing.

At Closing, Purchaser will have sufficient funds available in cash to pay the Initial Purchase Price and all other amounts payable by Purchaser at the Closing and, if required, to pay the Purchase Price Adjustment.

SECTION 4.6  Brokers.

No broker, finder or investment banker (other than Dresdner Kleinwort Wasserstein, all fees of which shall be paid by Purchaser in connection with the transactions contemplated hereby) is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Purchaser.

SECTION 4.7  Investigation by Purchaser.

Purchaser has conducted its own independent review and analysis of the Conveyed Assets, the Assumed Liabilities and the Business and the Intellectual Property that is the subject of the Intellectual Property Transfer Agreements and the Intellectual Property License Agreement and acknowledges that Purchaser has been provided access to the personnel, properties, premises and records of Seller relating to the Conveyed Assets, the Assumed

Liabilities and the Business and the Intellectual Property that is the subject of the Intellectual Property Transfer Agreements and the Intellectual Property License Agreement for such purpose. In entering into this Agreement, Purchaser has relied solely upon the express representations and warranties of Seller set forth in Article III of this Agreement and in the Related Instruments (if any) and the covenants of Seller set forth in this Agreement and in the Related Instruments and Purchaser’s own investigation and analysis. Purchaser acknowledges that, except as set forth in Article III of this Agreement and in the Related Instruments, none of Seller or any of its Affiliates (including in the case of Seller, for purposes of this Section 4.7 only, Wyeth and Amgen Inc. and their respective Affiliates) or any of their respective directors, officers, employees, Affiliates, agents, advisors or representatives makes any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information provided or made available to Purchaser or any of its Affiliates or any of their respective directors, officers, employees, Affiliates, agents, advisors or representatives. Purchaser acknowledges that, except as expressly set forth in the representations and warranties in Article III of this Agreement and in the Related Instruments (if any): (i) there are no representations or warranties by Seller of any kind, express or implied, with respect to the Business, the Conveyed Assets or the Assumed Liabilities and the Intellectual Property that is the subject of the Intellectual Property Transfer Agreements and the Intellectual Property License Agreement, and (ii) that Purchaser is purchasing the Conveyed Assets “where is” and “as is” and “with all faults”. Without limiting the generality of the foregoing, except as expressly set forth in the representations and warranties in Article III of this Agreement and in the Related Instruments (if any), THERE ARE NO EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

ARTICLE V

COVENANTS

SECTION 5.1  Conduct of the Business.

(a)  During the period from the date hereof to the Closing, except as set forth in Section 5.1 of the Seller Disclosure Letter or as otherwise permitted by the terms of this Agreement and except as may be required under Law, or unless Purchaser shall otherwise agree, Seller shall, and shall cause Seller Sub to, conduct the Business in the usual, regular and ordinary course in substantially the same manner as previously conducted and use, and cause Seller Sub to use, commercially reasonable efforts to keep intact the Business and preserve the relationships of the Business with customers, suppliers, licensors, licensees, distributors, regulatory authorities and other third parties, in each case, who are material to the Business. Without limiting the generality of the foregoing, and except as set forth in Section 5.1 of the Seller Disclosure Letter or as otherwise permitted by the terms of this Agreement and except as may be required under Law, from the date of this Agreement to the Closing, without the prior written consent of Purchaser, neither Seller nor Seller Sub shall:

(i)  subject any Conveyed Asset to any Lien, other than Permitted Liens;

(ii)  sell, transfer, lease, sublease, license or otherwise dispose of, or grant any option or rights in, to or under, any Conveyed Assets (other than Intellectual Property), except for the sale of inventory and the disposition of obsolete equipment in the ordinary course of business consistent with past practice;

(iii)  sell, license or sublicense, or otherwise transfer any rights to any third party under, (A) any Conveyed Intellectual Property or (B) any Intellectual Property that is the subject of the Intellectual Property License Agreement, other than sales, licenses, sublicenses or other transfers of Intellectual Property referred to in this clause (B) that would not be inconsistent with the exclusive license to be granted to Purchaser under such Intellectual Property License Agreement;

(iv)  enter into any Contract that would have been required to be set forth on Section 3.8(a) of the Seller Disclosure Letter if such Contract had existed as of the date hereof, or terminate, extend or amend any Assumed Contract set forth on Section 3.8(a) of the Seller Disclosure Letter other than extensions and immaterial amendments in the ordinary course of business consistent with past practice; provided however, that Purchaser shall not unreasonably withhold or delay its consent, if Seller requests the consent of Purchaser, in connection with the matters in this Section 5.1(a)(iv);

(v)  enter into any Employment Agreement or increase the compensation or benefits provided to any Designated Employee, or otherwise modify any of the terms or conditions of any Designated Employee’s employment, other than as may be required under the terms of any Seller Benefit Plan;

(vi)  (A) abandon or terminate any clinical trials with respect to LEUKINE sponsored by Seller relating to [*], mucositis or melanoma, other than for safety concerns or in accordance with the terms of existing arrangements with respect to such clinical trials, or (B) terminate Seller’s support of clinical trials sponsored by clinical investigators with respect to LEUKINE;

(vii)  (A) commence any new clinical trials with respect to LEUKINE sponsored by Seller or (B) make any commitment not set forth on Section 5.1(a)(vii)(B) of the Seller Disclosure Letter to sponsor or support a new clinical trial with respect to LEUKINE;

(viii)  modify, amend, terminate or permit the lapse of any lease of, or reciprocal easement agreement, operating agreement or other agreement relating to, the real property subject to the Sublease or the Bothell Facility Lease, except modifications or amendments associated with renewals of existing leases in the ordinary course of business consistent with past practice with respect to which modifications or amendments Purchaser shall have the right to reasonably participate;

(ix)   engage in any practice which is intended to increase, or should reasonably be expected to have the effect of increasing, the levels of inventory of LEUKINE in the distributor or wholesaler channels above historic levels or the levels of LEUKINE sales (including lowering prices, increasing discounts, rebates, allowances and warranties, or making

*	Confidential Treatment Requested.

more favorable return, credit, chargeback or other trade practices or policies), in each case, other than in the ordinary course of business consistent with past practice or in response to changes in market prices or other terms of sale or the trade practices or policies of competitors of Seller;

(x)  abandon any patents or patent filings or any litigation seeking to enforce Seller’s interest in any Intellectual Property that is the subject of the Assignment of Intellectual Property or the Intellectual Property License Agreement; or

(xi)   agree, whether in writing or otherwise, to do any of the foregoing set forth in clauses (i) through (x) above.

(b)   Until the Closing, Seller shall, and shall cause Seller Sub to, use commercially reasonable efforts to:

(i)   upon any material damage, destruction or loss to any tangible Conveyed Asset, apply any and all proceeds received with respect thereto to the prompt repair, replacement and restoration thereof to the condition of such Conveyed Asset before such event or, if required, to such other (better) condition as may be required by applicable Law;

(ii)   maintain its level and quality of inventories in the ordinary course of business consistent with past practice;

(iii)   maintain in all material respects its levels of productivity, yield and lot success rate in manufacturing LEUKINE; and maintain compliance with GMP guidelines, including conducting preventative maintenance of process equipment and utility systems; and

(iv)   maintain its entire master cell bank and working cell bank in connection with LEUKINE, as well as any available product-specific antibodies, under appropriate storage conditions.

(c)   Until the Closing, Seller shall consult from time to time with Purchaser, at its request, with respect to material developments in the Business.

SECTION 5.2  Access to Information; Confidentiality; Cooperation.

(a)   After the date hereof and prior to the Closing, Seller shall permit Purchaser and its Subsidiaries and their authorized representatives to have reasonable access during normal business hours, upon reasonable prior notice to Seller, to the Conveyed Assets, to the real property that is the subject of the Sublease or the Bothell Facility Lease and to Seller’s and Seller Sub’s personnel, the Assumed Contracts and the Tax returns and the books and records of Seller and Seller Sub to the extent relating to the Conveyed Assets, the Assumed Liabilities or the Business (including historical performance data, but excluding personnel records to the extent prohibited by law or, after the written list specifying the Designated Employees is delivered pursuant to Section 5.8(a), with respect to non-Designated Employees), and Seller shall furnish promptly to Purchaser such information in Seller’s or Seller Sub’s possession concerning the Conveyed Assets, the Assumed Liabilities or the Business as Purchaser may reasonably request; provided, however, that any such access shall be conducted in such a manner as not to unreasonably interfere with the operation of the Business.

Notwithstanding the foregoing, Seller need not disclose to Purchaser any information: (i) relating to pricing or other matters that are highly sensitive if (A) providing such portions of documents or information, in the opinion of Seller’s counsel, might reasonably result in antitrust difficulties for Seller and (B) Seller designates such information as “outside counsel and retained experts only” and discloses such information to Purchaser’s outside counsel and retained experts or (ii) which Seller is prohibited from disclosing by applicable Law or by a confidentiality agreement with a third party if, in the case of a confidentiality agreement, Seller has used commercially reasonable efforts to obtain the consent of such third party to such disclosure. If any material is withheld by Seller pursuant to the immediately preceding sentence, Seller shall inform Purchaser as to the general nature of what is being withheld. Seller may redact such portions of its books and records that do not relate to the Conveyed Assets, the Assumed Liabilities and the Business.

(b)   Information disclosed to Purchaser pursuant to this Agreement (including in the Seller Disclosure Letter) shall be held as Evaluation Material (as defined in the Confidentiality Agreement, dated as of February 4, 2002, by and between Seller and Berlex Laboratories, Inc. (the “Confidentiality Agreement”)) and shall be subject to the Confidentiality Agreement and Purchaser, in accordance therewith, shall cause its Representatives (as defined in the Confidentiality Agreement) to treat as Evaluation Material all of the information provided by Seller pursuant to this Agreement; provided, that Purchaser and its Representatives may use such information for any purpose contemplated by this Agreement or the Related Instruments (i.e., Purchaser is not limited to using such information solely for purposes of determining whether or not to enter into this Agreement). Effective upon the Closing, the Confidentiality Agreement shall terminate only with respect to the use and maintenance of the Evaluation Material (other than with respect to information deemed Evaluation Material under Section 4.1 of the Intellectual Property License Agreement). Effective upon Closing, upon written request of Purchaser, from time to time, Seller shall (at Purchaser’s cost and expense) use reasonable efforts to enforce Seller’s rights with respect to the use and maintenance of the Evaluation Material relating to the Business under all other confidentiality agreements between Seller and any potential purchaser of the Business that were entered into in contemplation of the sale of the Business. Seller shall not waive or release its rights under such confidentiality agreements with respect to the use and maintenance of such Evaluation Material with respect to the Business.

(c)   Following the Closing, Seller shall implement procedures to keep confidential (including from Amgen and its Subsidiaries), and cause its Affiliates and its and their officers, directors and employees to keep confidential, all information relating to the Business, except as required by Law; provided, however, that neither Seller nor its Affiliates nor their officers, directors and employees shall be required to implement procedures with respect to maintaining such information confidential which are more stringent than the procedures Seller (or its successors) has generally adopted with respect to maintaining its own information confidential; provided, further, that the provisions of this Section 5.2(c) shall not apply to information which is or becomes generally available to the public other than as a result of a disclosure by Seller or its Affiliates or its or their officers, directors or employees. Seller shall not, and shall cause its Affiliates and its and their officers, directors or employees not to, disseminate any such information other than to those employees of Seller who have a business need to have access to such information (i) in connection with the preparation of Seller’s accounting records, (ii) in connection with the preparation of any Tax Returns or with any Tax audits, (iii) in connection with any suit, claim, action, proceeding or investigation relating to the Conveyed Assets, the Assumed Liabilities or the Business or (iv) in connection with any required regulatory filing relating to LEUKINE; provided that Seller shall not, and shall cause its Affiliates and its and their officers, directors and employees not to, transmit any information relating to pricing or discounting by Purchaser to Seller’s or its Affiliates’ marketing, sales or customer contracting employees for any reason.

(d)   Following the Closing, for so long as such information is retained by Purchaser (which shall be for a period of at least eight (8) years), Purchaser shall permit Seller and its authorized representatives to have reasonable access and duplicating rights during normal business hours, upon reasonable prior notice to Purchaser, to the books and records included in the Conveyed Assets and, subject to the second proviso of Section 5.2(f), the employees of Purchaser or its Subsidiaries, to the extent that such access may reasonably be required: (i) in connection with the preparation of Seller’s accounting records or with any audits, (ii) in connection with the preparation of any Tax Returns or with any tax audits, (iii) in connection with any suit, claim, action, proceeding or investigation relating to the Conveyed Assets, the Assumed Liabilities or the Business, or (iv) in connection with any required regulatory filing relating to LEUKINE; provided that Seller shall reimburse Purchaser promptly for all reasonable and necessary out-of-pocket costs and expenses incurred by Purchaser in connection with any such request. Notwithstanding the foregoing, Purchaser need not disclose to Seller any information: (i) relating to pricing or other matters that are highly sensitive if (A) providing such portions of documents or information, in the opinion of Purchaser’s counsel, might reasonably result in antitrust difficulties for Purchaser and (B) Purchaser designates such information as “outside counsel and retained experts only” and discloses such information to Seller’s outside counsel and retained experts or (ii) which Purchaser is prohibited from disclosing by applicable Law or by a confidentiality agreement with a third party if, in the case of a confidentiality agreement, Purchaser has used commercially reasonable efforts to obtain the consent of such third party to such disclosure. If any material is withheld by Purchaser pursuant to the immediately preceding sentence, Purchaser shall inform Seller as to the general nature of what is being withheld.

(e)   Following the Closing, for so long as such information is retained by Seller (which shall be for a period of at least eight (8) years), Seller shall permit Purchaser and its authorized representatives to have reasonable access and duplicating rights during normal business hours, upon reasonable prior notice to Seller, to the books, records and, subject to the second proviso of Section 5.2(g), personnel to the extent relating to the Conveyed Assets, the Assumed Liabilities or the Business, to the extent such access may reasonably be required: (i) in connection with the preparation of Purchaser’s accounting records or with any audits, (ii) in connection with the preparation of any Tax Returns or with any tax audits, (iii) in connection with any suit, claim, action, proceeding or investigation relating to the Conveyed Assets, the Assumed Liabilities or the Business or (iv) in connection with any required regulatory filing relating to the Conveyed Assets, the Assumed Liabilities or the Business; provided, that Purchaser shall reimburse Seller promptly for all reasonable and necessary out-of-pocket costs and expenses incurred by Seller in connection with any such request. Notwithstanding the foregoing, Seller need not disclose to Purchaser any information: (i) relating to pricing or other matters that are highly sensitive if (A) providing such portions of documents or information, in the opinion of Seller’s counsel, might reasonably result in antitrust difficulties for Seller and

(B) Seller designates such information as “outside counsel and retained experts only” and discloses such information to Purchaser’s outside counsel and retained experts; or (ii) which Seller is prohibited from disclosing by applicable Law or by a confidentiality agreement with a third party if, in the case of a confidentiality agreement, Seller has used commercially reasonable efforts to obtain the consent of such third party to such disclosure. If any material is withheld by Seller pursuant to the immediately preceding sentence, Seller shall inform Purchaser as to the general nature of what is being withheld. Seller may redact such portions of such books and records that do not relate to the Conveyed Assets, the Assumed Liabilities or the Business.

(f)   Purchaser shall, and shall instruct its employees to, at Seller’s request, cooperate with Seller as may be reasonably required in connection with the investigation and defense of any suit, claim, action, proceeding or investigation relating to the Conveyed Assets, the Assumed Liabilities or the Business that is brought against Seller or any of its Affiliates at any time after the Closing; provided, however, that Seller shall reimburse Purchaser promptly for all reasonable out-of-pocket costs and expenses incurred by Purchaser in connection with any such request; provided, further, that Seller shall not be permitted to have access to any employee to the extent such access would cause such employee to be unavailable to Purchaser during Purchaser’s normal business hours for more than twenty (20) hours in the aggregate.

(g)   Seller shall, and shall instruct its employees to, at Purchaser’s request, cooperate with Purchaser as may be reasonably required in connection with the investigation and defense of any suit, claim, action, proceeding or investigation relating to the Conveyed Assets, the Assumed Liabilities or the Business that is brought against Purchaser or any of its Affiliates at any time after the Closing; provided, however, that Purchaser shall reimburse Seller promptly for all reasonable out-of-pocket costs and expenses incurred by Seller in connection with any such request; provided, further, that Purchaser shall not be permitted to have access to any employee to the extent such access would cause such employee to be unavailable to Seller during Seller’s normal business hours for more than twenty (20) hours in the aggregate.

SECTION 5.3  Appropriate Action; Consents; Filings.

(a)   Subject to Section 5.3(d) hereof, Seller and Purchaser shall use their reasonable best efforts to take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable, including to: (i) obtain from Governmental Entities any consents, licenses, permits, waivers, approvals, authorizations or orders required (A) to be obtained by Seller or Purchaser of any of their Affiliates to consummate the transactions contemplated by this Agreement or (B) to avoid any action or proceeding by any Governmental Entity (including those in connection with the HSR Act to the extent necessary) in connection with the authorization, execution and delivery of this Agreement and to permit the consummation of the transactions contemplated hereby to occur as soon as reasonably possible and (ii) promptly make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement required under (A) the HSR Act, to the extent necessary, (B) the FDCA or (C) any other applicable Law. Seller and Purchaser shall cooperate with each other in connection with the taking of all actions referenced in the preceding sentence, including providing (i) such reasonable assistance as the other party may request in connection with its preparation of any required filings or submissions and

(ii)  copies of all such filings and submissions to the non-filing party and its advisors prior to filing or submission and, if requested, to accept all reasonable additions, deletions or changes suggested in connection therewith. Seller and Purchaser may, as each deems reasonably advisable and necessary, designate any competitively sensitive information provided to the other under this Section 5.3(a) as “outside counsel only.” Such information shall be given only to outside counsel of the recipient. In addition, Purchaser and Seller may redact any information from such documents shared with the other party or its counsel that is not pertinent to the subject matter of the filing or submission.

(b)  Without limiting Sections 5.3(a) or 5.3(c), but subject to Section 5.3(d):

(i)  Purchaser and Seller shall as promptly as practicable following the execution and delivery of this Agreement, file with the United States Federal Trade Commission and the United States Department of Justice the notification and report form required for the transactions contemplated hereby, if applicable, and any supplemental information requested in connection therewith pursuant to the HSR Act and promptly provide to the Federal Trade Commission such information as may be requested by the Federal Trade Commission, and shall cause their respective officers and employees to respond to any information or other requests from the Federal Trade Commission (including complying with requests for in-person meetings), in connection with the Federal Trade Commission’s review of this Agreement and the Related Instruments and the transactions contemplated hereby and thereby;

(ii)  Purchaser and Seller shall provide information reasonably requested by the landlord of Seller’s 51 University Street facility or any of such landlord’s lenders in order to consummate the transactions contemplated by the Sublease;

(iii)  Seller shall use its reasonable best efforts to [*] on behalf of Purchaser;

(iv)  Seller shall (A) permit Purchaser and its Subsidiaries to correspond and meet with the FDA to discuss the acquisition by one of Purchaser’s Subsidiaries of each BLA and IND and the transfer of manufacturing and distribution of LEUKINE to one of Purchaser’s Subsidiaries, (B) use its reasonable efforts to include Purchaser in any discussions with the FDA regarding any BLA or IND, (C) if reasonably requested by Purchaser, upon reasonable notice, attend meetings or conference calls involving Purchaser or one of its Subsidiaries and the FDA related to any of the foregoing and (D) reasonably cooperate with Purchaser in endeavoring to have the FDA agree to the transfer of each BLA and IND to one of Purchaser’s Subsidiaries and to Purchaser’s Subsidiaries becoming the manufacturer and distributor of LEUKINE as of the Closing Date;

(v)  Purchaser and Seller shall use their reasonable best efforts to cooperate to obtain the written consents and Permits required by Section 6.2(e); and

(vi)  (A)  at such time as Purchaser shall reasonably request, Seller shall request a pre-Closing inspection of Seller’s facilities involved in researching, developing, manufacturing, marketing and selling of LEUKINE by the Washington State Board of Pharmacy

*	Confidential Treatment Requested.

and shall notify Purchaser of the date and results of such inspection; (B) Seller shall cooperate with Purchaser and provide such information and documents as Purchaser reasonably requests, and such access to Seller’s facilities as Purchaser reasonably requests, in connection with Purchaser’s application for an In-State Wholesaler/Manufacturer License from the Washington State Board of Pharmacy; and (C) in connection with Purchaser’s application for such license, Purchaser may disclose to the Board of Pharmacy the proposed acquisition of LEUKINE by Purchaser and the identity of the facilities to be used by Purchaser in connection with Purchaser’s researching, developing, manufacturing, marketing and selling of LEUKINE.

(c)  Without limiting Sections 5.3(a) or 5.3(b), but subject to Section 5.3(d), Purchaser and Seller shall use their respective reasonable best efforts to obtain, or to cause to be obtained, any consent, substitution, approval or amendment required to assign or transfer any Conveyed Asset to Purchaser and to novate all obligations and liabilities that constitute Assumed Liabilities and to obtain in writing the unconditional release of Seller and its Affiliates with respect to Assumed Liabilities so that, in any such case, Purchaser shall be solely responsible for the Assumed Liabilities.

(d)  Notwithstanding anything in this Agreement to the contrary (including paragraphs (a), (b) and (c) of this Section 5.3 and Section 5.4), (i) neither Seller nor its Affiliates (including, for purposes of this Section 5.3(d) only, Wyeth and Amgen Inc. and their respective Affiliates) nor Purchaser nor its Affiliates shall be required to (A) pay any material consideration to any Person or (B) reimburse the other party (or any of its Affiliates) for any costs or expenses of such other party (or any of its Affiliates) incurred in connection with Section 2.6 or paragraphs (a), (b) and (c) of this Section 5.3 and (ii) neither Purchaser nor its Affiliates nor Seller nor its Affiliates shall be required to (A) commit to any divestitures, licenses or hold separate or similar arrangements with respect to its assets or conduct of business arrangements, whether as a condition to obtaining any approval from a Governmental Entity or any other Person or for any other reason or (B) commence any litigation. Purchaser shall not, and shall cause its Representatives (as defined in the Confidentiality Agreement) not to, contact any suppliers to, or customers of, the Business, counterparties (other than Seller or Seller Sub) to any Assumed Contracts, or any Governmental Entity in connection with or pertaining to the transactions contemplated by this Agreement or any of the Related Instruments prior to Purchaser and Seller consulting in good faith with each other with respect to the approach to be taken by Purchaser with respect to such Persons, unless Seller shall give its prior written consent (which shall not be unreasonably withheld); it being understood that Purchaser will need to contact all customers of and suppliers to the Business prior to the Closing, and Purchaser must be able to comply with its obligations under Sections 5.3(a), (b) and (c).

SECTION 5.4  Further Assurances.

From time to time following the Closing, Seller and Purchaser shall, and shall cause their respective Affiliates to, execute, acknowledge and deliver all such further conveyances, notices, assumptions, releases and acquittances and such other instruments, and shall take such further actions, as may be necessary or appropriate to assure fully to Purchaser and its respective successors or assigns, all of the properties, rights, titles, interests, estates, remedies, powers and privileges intended to be conveyed to Purchaser under this Agreement and the Related Instruments and to assure fully to Seller and its Affiliates and their successors and assigns, the assumption of the liabilities and obligations intended to be assumed by Purchaser under this Agreement, and to otherwise make effective the transactions contemplated hereby and by the Related Instruments.

SECTION 5.5  Tax Matters.

(a)  Purchaser and Seller shall share equally any Transaction Taxes imposed in connection with the transfer of the Conveyed Assets, the assumption of the Assumed Liabilities and the execution or performance of any of the Related Instruments and the Intellectual Property Transfer Agreements, provided that the aggregate amount of such Transaction Taxes do not exceed $[*]. Any such Transaction Taxes in excess of $[*] shall be paid by Seller.

(b)  As promptly as practicable following the Closing, all state and local real and personal property Taxes, assessments and similar ad valorem obligations (“Property Taxes”) that are past due or have become due and payable in the normal course of business upon any of the Conveyed Assets on or before the Closing Date will be paid by Seller together with any penalty or interest thereon. As soon as practicable after Property Taxes for a taxable period beginning before and ending after the Closing Date become due and owing and, to the extent such Taxes are paid by Seller, Purchaser shall pay to Seller the amount of such Property Taxes for which Purchaser is liable under this Section 5.5(b). For purposes of Section 5.5, all Property Taxes levied with respect to the Conveyed Assets for a taxable period that includes (but does not end on) the Closing Date shall be apportioned between Seller and Purchaser based upon the number of days of such period on or prior to the Closing Date and the number of days of such period after the Closing Date.

(c)  Except as otherwise provided in Section 5.5(a), Seller shall pay all Taxes relating to the operation or ownership of the Business or the Conveyed Assets regardless of when due and payable, (i) with respect to all taxable periods ending on or prior to the Closing Date and (ii) with respect to all taxable periods beginning before the Closing Date and ending after the Closing Date, but only with respect to the portion of such period up to and including the Closing Date.

(d)  Except as otherwise provided in Section 5.5(a), Purchaser shall pay all Taxes relating to the operation or ownership of the Business or the Conveyed Assets, regardless of when due and payable, (i) with respect to all taxable periods beginning after the Closing Date and (ii) with respect to all taxable periods beginning before the Closing Date and ending after the Closing Date, but only with respect to the portion of such periods commencing after the Closing Date.

(e)  After the Closing Date, refunds of Taxes paid by Seller that are attributable to periods ending on or before the Closing Date or to the Pre-Transfer Period shall be for the account of Seller. Purchaser shall take such actions as reasonably requested by Seller to obtain such refunds and shall deliver to Seller any such refunds immediately upon receipt thereof. All refunds of Taxes paid by Purchaser attributable to periods beginning after the Closing Date or to the Post-Transfer Period shall be for the account of Purchaser.

*	Confidential Treatment Requested.

(f)  At the Closing, Purchaser shall provide Seller with a “State of Washington Resale Certificate,” form number 27-0020, for the Inventory and a “State of Washington Manufacturer’s Sales and Use Tax Exemption Certificate,” form number 27-0021, to the extent applicable. To the extent that the transfer of the Inventory originates in Washington, the receipt of the Inventory will occur, to the extent possible, outside Washington to comply with Washington Administrative Code 458-20-193.

(g)  In connection with the transfer of the Conveyed Assets and the assumption of the Assumed Liabilities pursuant to the terms of this Agreement, Purchaser shall either (i) remit the portion of any resulting retail sales Tax for which Purchaser is responsible pursuant to Section 5.5(a) directly to Seller or (ii) provide Seller with documentation of payment of the required use Tax, which may include (but not be limited to) a copy of the “Washington State Excise Tax Return” or a “Use Tax Return” form.

(h)  Seller shall deliver to Purchaser at the Closing a certificate in form and substance consistent with Treasury Regulations Section 1.1445-2(b)(2)(iii)(B), duly executed and acknowledged, certifying that neither Seller nor Seller Sub is a foreign person for purposes of the Foreign Investment in Real Property Tax Act.

(i)  Purchaser shall not file a notice of acquisition with the Washington State taxing authority under Section 82-32-140 of the Revised Code of Washington with respect to the transactions contemplated hereby.

SECTION 5.6  Publicity.

Except as otherwise required by applicable Law or applicable stock exchange requirements, prior to the Closing, neither Purchaser nor Seller shall, and each of them shall cause their respective Affiliates, representatives and agents not to, issue or cause the publication of any press release or public announcement with respect to the transactions contemplated by this Agreement without the express prior approval of the other party, which approval shall not be unreasonably withheld or delayed; provided, that each of Seller and Purchaser may make any public statement in response to questions by the press, analysts, investors or those attending industry conferences or financial analyst calls, or issue press releases, so long as any such public statement or press release is not inconsistent with prior public disclosures, press releases or public statements approved by the other party pursuant to this Section 5.6 and which do not reveal non-public information about the other party. The parties hereto agree to issue a joint press release in the form which has previously been agreed to by both parties, to announce the execution of this Agreement. The parties agree to issue a joint press release, reasonably acceptable to both parties, to announce the Closing and, except as required by applicable Law or applicable stock exchange requirements, not to issue any press release or make any other public statement inconsistent with such press release.

SECTION 5.7  Certain Provisions Relating to the Transfer.

(a)  In the event that record or beneficial ownership or possession of any asset or liability of Seller or its Affiliates (other than the Conveyed Assets and the Assumed Liabilities) has been transferred to Purchaser on or after the Closing Date, Seller and Purchaser shall reasonably cooperate with each other and Purchaser shall use its reasonable best efforts to transfer, or cause to be transferred, to Seller such asset or liability; and, pending such transfer to Seller, Purchaser shall hold such asset or liability and provide to Seller all of the benefits and liabilities associated with the ownership and operation of such asset or liability and, accordingly, Purchaser shall cause such asset or liability to be operated or retained as may reasonably be instructed by Seller, all at Seller’s expense.

(b)  Except in respect of Nonassignable Assets (which are the subject of Section 2.6 hereof), in the event that record or beneficial ownership or possession of any Conveyed Asset or any Assumed Liability has not been transferred to Purchaser on the Closing Date, Seller and Purchaser shall reasonably cooperate with each other and Seller shall use its reasonable best efforts to transfer, or cause to be transferred to Purchaser, such Conveyed Asset or Assumed Liability; and pending such transfer to Purchaser, Seller shall hold such Conveyed Asset or Assumed Liability and, provide to Purchaser all of the benefits and liabilities associated with the ownership and operation of such Conveyed Asset or Assumed Liability and, accordingly, Seller shall cause such Conveyed Asset or Assumed Liability to be operated or retained as may reasonably be instructed by Purchaser, all at Purchaser’s expense.

(c)  Seller and Seller Sub shall not destroy, surrender possession of or otherwise dispose of any of the books, records, literature, lists or any other written or recorded information of Seller and Seller Sub conveyed pursuant to Section 2.1(a)(vii) until Seller delivers such information pursuant to Section 2.4(d).

SECTION 5.8  Transferred Employees.

(a) Prior to the Closing, Purchaser shall offer, or cause to be offered, employment, effective as of the date specified in the last sentence of Section 5.8(i), to each Employee who is identified by Purchaser in a written list delivered to Seller not later than May 31, 2002 (each, a “Designated Employee”). Such offer of employment shall be on terms and conditions comparable (but not necessarily identical) to those terms and conditions of employment applicable to such Employees immediately prior to the Closing. Employees who accept such offer of employment with Purchaser as of the Closing are referred to herein as the “Transferred Employees.” Seller shall before the Closing (i) identify those service providers in relation to the Business who qualify as independent contractors and any temporary agency agreements covering services related to the Business and (ii) at Purchaser’s election, assist Purchaser in retaining the services provided by such contractors and under such agreements. For a period of one year immediately following the Closing, neither Purchaser nor any of its Subsidiaries nor any of their respective successors shall employ, or engage as a consultant or independent contractor, any Designated Employee who does not become a Transferred Employee. From the date hereof until the date on which Purchaser has provided Seller with a written notice identifying the Designated Employees pursuant to this Section 5.8(a), Seller shall ensure that no Employee is transferred to any business unit of Seller or any of its Subsidiaries or ERISA Affiliates to the extent such transfer would, immediately following the Closing, interfere with Purchaser’s ability to effectively employ the Conveyed Assets. As of the Closing Date, Seller shall terminate the employment of each Designated Employee who has rejected an offer of employment made by Purchaser in accordance with this Section 5.8, and for a period of one year immediately following the Closing, none of Seller or any of its Subsidiaries or any of their respective successors shall employ, or engage as a consultant or independent contractor, any Designated Employee; provided, however, that any Designated Employee who does not commence employment with Purchaser effective as of the date specified in the last sentence of Section 5.8(i) may continue to receive compensation from (but not perform services for) Seller for such period of time as is necessary for Seller to avoid liability under each of the laws, rules and regulations referenced in Section 5.8(l) (but in no event may such period extend beyond (x) August 25, 2002, or, if later, the Closing Date, or (y) if Purchaser does not require such Designated Employee to accept or reject Purchaser’s offer of employment prior to June 10, 2002, seventy-five (75) days following the date such Designated Employee rejects such offer of employment).

(b)  For a period of at least two years following the Closing, Purchaser shall provide employee benefits and compensation (excluding any benefits attributable to equity-based plans or grants) to Transferred Employees that are no less favorable in the aggregate than those provided to such persons immediately prior to the Closing. With respect to each benefit plan of Purchaser (“Purchaser Benefit Plan”) in which Transferred Employees subsequently participate, for purposes of determining eligibility to participate, vesting and, with respect to any vacation or severance plan or policy only, for the purpose of determining benefit entitlement, service with Seller (and predecessor employers to the extent Seller provides past service credit) shall be treated as service with Purchaser; provided, that such service shall not be recognized to the extent that such service was not recognized under the applicable Seller Benefit Plan. Such service also shall apply for purposes of satisfying any waiting periods, evidence of insurability requirements, or the application of any pre-existing condition limitations to the extent, in the case of any insured benefits, the relevant insurance coverage may be obtained by Purchaser on commercially reasonable terms. Each Purchaser Benefit Plan shall waive pre-existing condition limitations to the same extent waived under the applicable Seller Benefit Plan to the extent, in the case of any insured benefits, the relevant insurance coverage may be obtained by Purchaser on commercially reasonable terms. Transferred Employees shall be given credit for amounts paid under a corresponding benefit plan during the same period for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the Seller Benefit Plan for the plan year in which the Closing occurs.

(c)  Effective as of the Closing, Purchaser shall assume Seller’s liabilities and obligations under the Immunex Corporation Employee Severance Plan, as amended on February 12, 2002, and the Immunex Corporation Amended and Restated Leadership Continuity Plan, as amended on October 25, 2001 (collectively, the “Severance Plans”) with respect to each Transferred Employee and shall make all required payments under the Severance Plans with respect to Transferred Employees. Purchaser shall make payments (other than payments which become payable immediately after the consummation of the Merger solely as a result of the consummation of the Merger, in respect of which Seller or its Affiliates shall remain solely liable) to the Transferred Employees to which such Transferred Employees would have become entitled under the Immunex Corporation Retention Plan treating service with Purchaser and its Affiliates as service with Seller for this purpose.

(d)  Purchaser shall amend its 401(k) savings plan if necessary to accept eligible roll-overs by a Transferred Employee.

(e)  Effective as of the Closing, except as required by applicable Law, Purchaser shall provide each Transferred Employee with the number of his or her unused accrued vacation days (or at Purchaser’s discretion shall provide payments in lieu of such days but only to the extent Purchaser does so on the same terms as its treatment of similarly situated employees) outstanding as of the Closing under the applicable vacation policy of Seller and shall prevent the forfeiture of any such days, provided Seller, at Closing, pays Purchaser an amount equal to the aggregate cost of compensating Transferred Employees for such days.

(f)  Seller shall retain liability for all stock options and other grants of rights to purchase Seller’s common stock as well as grants of restricted stock, restricted units and any other equity or equity-based awards under equity or other equity-based plans and programs of Seller and/or one or more of its Subsidiaries (“Equity Awards”). As of or prior to the Closing, Seller shall fully vest (or cause to become fully vested) any Equity Award held by Transferred Employees.

(g)  Except as provided in Section 5.8(c), Seller shall retain liability for all deferred, bonus and other incentive compensation accrued in respect of Transferred Employees’ service and performance with Seller prior to the Closing and Seller shall make any payment due thereunder to the Transferred Employees no later than the time, whether on or after the Closing, when Seller (or its successor) generally pays the Other Employees such compensation and without regard to whether a Transferred Employee is employed by Seller on such date.

(h)  Seller shall retain responsibility for all short-term and long-term disability benefits payable in respect of disabilities that commenced on or before the Closing Date for all Transferred Employees. Seller shall be responsible for all claims for workers’ compensation benefits, which are incurred on or prior to the Closing Date by Transferred Employees. Purchaser shall be responsible for all claims for such benefits, which are incurred after the Closing Date by such Transferred Employees. For purposes of this Section 5.8(h), a claim for workers compensation benefits shall be deemed to be incurred when the event giving rise to the claim occurs (the “Workers’ Compensation Event”). If the Workers’ Compensation Event occurs over a period both on or prior to and after the Closing Date, the claim shall be the joint responsibility and liability of Seller and Purchaser and shall be equitably apportioned among them based upon the relevant periods of time that the Workers’ Compensation Event transpired both on or prior to and after the Closing Date. Seller shall be responsible in accordance with the terms of its applicable welfare plans in effect on or prior to the Closing Date for all welfare, medical and dental claims for expenses incurred on or prior to the Closing Date by Transferred Employees and their dependents. Reimbursement of such Transferred Employees and their dependents for welfare, medical and dental expenses associated with such claims shall be determined in accordance with the terms of such Seller plans in effect on or immediately prior to the Closing Date. Purchaser shall be responsible for all covered welfare, medical and dental claims for expenses incurred after the Closing Date by Transferred Employees and their dependents pursuant to and in accordance with the terms of plans maintained by Purchaser and in which Transferred Employees and their dependents become enrolled following the Closing Date.

(i)  Except as prohibited by Law, Seller shall furnish Purchaser with such information concerning Employees, and shall provide Purchaser with access to the Employees (in a manner to be mutually agreed upon by Seller and Purchaser), as is reasonably requested by

Purchaser; provided, however, that following the time Purchaser delivers to Seller the list of Designated Employees in accordance with Section 5.8(a), Seller shall only be required to provide such information or such access with respect to Designated Employees. Notwithstanding the foregoing, (i) after the date of this Agreement and prior to the time Purchaser delivers to Seller the list of Designated Employees in accordance with Section 5.8(a), Seller shall notify Purchaser of the name of each Employee whose employment with Seller has terminated within five (5) Business Days following such termination and (ii) after the time Purchaser delivers to Seller the list of Designated Employees in accordance with Section 5.8(a) and prior to the Closing, Seller shall notify Purchaser of the name of each Designated Employee whose employment with Seller has terminated within five (5) Business Days following such termination. The employment of the Transferred Employees by Seller and/or one or more of its Subsidiaries shall end at 11:59 p.m. on the Closing Date and the employment of the Transferred Employees by Purchaser shall commence at 12:00 a.m. on the day immediately following the Closing Date.

(j)  Purchaser and Seller shall, to the extent practicable, (i) treat Purchaser as a “successor employer” and Seller as a “predecessor,” within the meaning of Sections 3121(a)(1) and 3306(b)(1) of the Code, with respect to Transferred Employees to be employed by Purchaser for purposes of Taxes imposed under the United States Federal Unemployment Tax Act or the United States Federal Insurance Contributions Act, and (ii) cooperate with each other to avoid the filing of more than one IRS Form W-2 with respect to each such Transferred Employee for the calendar year in which the Closing occurs.

(k)  Notwithstanding any other provision of this Agreement, if a Transferred Employee commences an action, suit or proceeding relating to an employment-related claim based on actions or events occurring over a period both preceding and following the Closing Date, any resulting liability shall be the joint responsibility of Seller and Purchaser and shall be equitably apportioned among them based on the relevant periods of time that such actions or events transpired preceding and following the Closing Date.

(l)  Purchaser shall indemnify and hold Seller Indemnified Parties harmless against all liabilities and obligations which may arise under the Worker Adjustment Retraining Notification Act, 29 U.S.C. Section 2101 et seq., or under any similar provision of any federal, state, regional or local law, rule, or regulation (including, but not limited to, any costs, expenses or fees incurred by Seller Indemnified Parties relating to litigation brought under the foregoing) arising as a result of any employment losses (i) of any Transferred Employees occurring after the Closing Date or (ii) of any Designated Employees occurring prior to, on or after the Closing Date exclusively as a result of Purchaser failing to offer employment to any Designated Employees in accordance with the terms of this Section 5.8. Except to the extent prohibited by Law, Seller and Purchaser shall cooperate fully in all matters reasonably necessary to effect the transactions contemplated by this Section 5.8 and the transition of Transferred Employees to employment with Purchaser, including exchanging documents, employee data or other information in respect of the Designated Employees (in electronic format to the extent practicable) relating to payroll administration and employee benefit plan coverages on a timely basis so as to assist Purchaser in incorporating such documents, information and data into Purchaser’s payroll administration and benefits information systems as early as practicable prior to the Closing; provided, that if any Designated Employee declines Purchaser’s offer of employment made pursuant to Section 5.8(a), no further information need be provided thereafter in respect of such Designated

Employee and Purchaser shall return to Seller all information theretofore provided to Purchaser with respect to such Designated Employee.

SECTION 5.9  Use of Seller’s Trademarks and Logos.

The parties agree that during the Sell-off Period, Purchaser shall be entitled to continue to use the name “Immunex”, the National Drug Code numbers used by Seller on it packaging for all presentations of LEUKINE, or any trade names, trademarks, identifying logos or service marks related thereto or employing the word “Immunex” or any part or variation of any of the foregoing or any confusingly similar trade names, trademarks or logos (collectively, the “Seller’s Trademarks and Logos”) on any Inventory, packaging, business cards, schedules, stationery, displays, signs, promotional materials, manuals, forms, and other material used in the Business, without any obligation on the part of Purchaser to pay royalties or similar fees to Seller during the Sell-off Period. Purchaser agrees that: (i) immediately upon termination of the Sell-off Period, Purchaser shall cease and desist from all further use of the Seller’s Trademarks and Logos and will adopt new trade names, trademarks, identifying logos and service marks related thereto which are not confusingly similar to the Seller’s Trademarks and Logos; and (ii) except as set forth in this Section 5.9, neither Purchaser nor any of its Affiliates shall make any use of the Seller’s Trademarks and Logos. Purchaser shall not use the Seller’s Trademarks and Logos in any manner that might dilute, tarnish, disparage or reflect adversely on Seller or the Seller’s Trademarks and Logos. Subject to the foregoing, from and after the Closing, Purchaser shall be entitled to represent itself as the owner of the Business.

SECTION 5.10  Regulatory and Product Obligations.

(a)  From and after the Closing, Purchaser shall be responsible for all contacts with the FDA and other regulatory authorities with respect to LEUKINE, and all other responsibilities under the Required Permits which constitute Conveyed Assets; provided, that either party shall notify the other party immediately, and in no event later than (A) two Business Days after receipt of any contact or communication from the FDA or any other Governmental Entity and (B) three (3) Business Days after receipt of any contact or communication with any other third party, that, in either case, in any way requests or suggests the need for a recall or withdrawal of a LEUKINE product lot manufactured by or on behalf of Seller or otherwise calls into question the quality or safety of such a product lot. Purchaser and Seller shall cooperate with each other in connection with any investigation and responses thereto relating.

(b)  From and after the Closing, Purchaser shall be responsible for the evaluation, investigation, analysis and reporting to the FDA of any adverse experience report in connection with LEUKINE received by either Purchaser or Seller from and after the Closing from any source (including any patient, health care professional or other customer of the Business), regardless of whether the LEUKINE involved in any such adverse experience report was sold by Seller or Purchaser. Adverse experience reports received by Seller relating to LEUKINE after the Closing shall be reported by Seller to Purchaser within two (2) Business Days after receipt of such adverse experience reports by Seller. Seller and Purchaser shall reasonably cooperate with each other in connection with the investigation and analysis of (i) all adverse experience reports that relate to the period before the Closing and (ii) all adverse experience reports that relate to the period following the Closing until such time as Seller’s name no longer appears on the label of LEUKINE sold by Purchaser, provided that Seller has complied with the provisions of Section 5.9 hereof. Seller and Purchaser shall reasonably cooperate in the preparation of any postmarketing periodic adverse experience reports required by 21 C.F.R.600.80(c)(2) that relate to any period during which there were both adverse experiences reported to Seller prior to the Closing and adverse experiences reported to Seller or Purchaser after the Closing. In connection with any such report, Seller shall prepare a narrative summary relating to any adverse experiences reported to Seller before the Closing and submit the same to Purchaser at least thirty (30) days before the date such postmarketing periodic adverse experience report is due to be submitted to FDA pursuant to 21 C.F.R. 600.80(c)(2) along with all other items required by the cited regulation that relate to such period, and Purchaser shall prepare the narrative summary relating to any adverse experiences reported to Purchaser or Seller after the Closing along with all other items required by the cited regulation that relate to such period, and Purchaser shall submit such postmarketing periodic adverse experience report to the FDA including the narrative summary prepared by Seller in the form submitted to Purchaser in accordance with this Section 5.10(b). Purchaser shall be responsible for the preparation and distribution of any required summary bridging report. A copy of the post-marketing periodic report and summary bridging report will be provided to Seller contemporaneously with the submission of such report(s) by Purchaser to regulatory authorities.

(c)  From and after the Closing, Purchaser shall be responsible for responding to any product complaint related to LEUKINE that is received by either Purchaser or Seller from and after the Closing from any source and for investigating and analyzing such product complaint and making required reports to the FDA, regardless of whether the LEUKINE involved was sold by Seller or Purchaser; provided, that in the case of open complaints existing as of the Closing, Purchaser and Seller shall agree on a case-by-case basis as to which party shall be responsible for resolution of such complaints. Each party shall notify the other in the event that such a party receives such a product complaint relating to a LEUKINE product lot manufactured by Seller, and Seller shall notify Purchaser of all product complaints received by Seller relating to LEUKINE. Purchaser shall have no obligation to report product complaints relating to LEUKINE to Seller if such LEUKINE was not manufactured by Seller. For any product complaint that is reportable by one party to the other, the product complaint recipient shall notify the other party within two (2) Business Days if the complaint involves allegations of suspected or actual product tampering, contamination or mislabeling, and in the case of any other product complaint, the product complaint recipient shall notify the other party within three (3) Business Days. A product complaint received by Seller which also involves an adverse experience report shall be reported by Seller to Purchaser as set forth in Section 5.10(b). Purchaser and Seller shall cooperate with each other in connection with any investigation and response to any product complaint.

(d)  From and after the Closing, Purchaser shall assign batch numbers to LEUKINE manufactured by or on behalf of Purchaser that are distinct from the batch numbers assigned to LEUKINE manufactured by or on behalf of Seller.

(e)  Seller and Purchaser agree that: (i) for any calendar quarter in which both Seller and Purchaser sold LEUKINE under Seller’s NDC number, Seller shall report to Purchaser the Sales Information relating to sales of LEUKINE by Seller, in sufficient time to permit Purchaser to complete any analysis necessary for governmental reporting of such information, complete any necessary governmental reporting forms and submit the required report(s) to the Center for Medicaid and Medicare Services; and (ii) for any calendar quarter in which only Purchaser sells LEUKINE under Seller’s NDC number and for any period for which Seller is required to file any such report which Seller has not yet filed as of the Closing Date (and for which Seller provides the Sales Information to Purchaser in sufficient time to permit Purchaser to perform any necessary calculations and to complete required reports), Purchaser shall complete any analysis of the Sales Information necessary for governmental reporting of such information, complete any necessary governmental reporting forms and submit the required report(s) to the Center for Medicaid and Medicare Services. If required by the Center for Medicaid and Medicare Services to accomplish the intent of this Section 5.10(e), Seller and Purchaser shall enter into a Data Reporting Agreement containing the agreements set forth in this Section 5.10(e). For purposes of this Section 5.10(e), “Sales Information” shall mean best price and data from which average manufacturer’s price may be calculated (including gross sales, returns, invoice quantity, return quantity, chargeback dollars, chargeback units, and chargeback sales).

(f)  Purchaser shall promptly, and in any event within five (5) Business Days following the date hereof, file with the State of Washington Board of Pharmacy (the “WBP”) a properly completed (other than with respect to the actual Closing Date) application for a license in connection with the manufacture and distribution of pharmaceutical products in connection with the change of ownership of the Business contemplated by this Agreement. Purchaser shall use its reasonable best efforts to obtain the license in connection with the manufacture of pharmaceutical products Permit, including supplying any information and answering questions, if any, raised by the WBP. Following the filing by Purchaser of the application with the WBP for the license referred to in the previous sentence, Seller shall cooperate with Purchaser and the WBP in connection with Purchaser’s application for such license.

SECTION 5.11  Agreement Not to Compete; Agreement Not to Solicit.

(a)  Seller understands that Purchaser shall be entitled to protect and preserve the going concern value of the Business following the Closing to the extent permitted by Law and that Purchaser would not have entered into this Agreement absent the provisions of this Section 5.11 and, therefore:

(i)  Subject to Section 5.11(b), for a period of [*], Seller shall not, and shall cause each of its Subsidiaries not to, directly or indirectly, engage in developing (to the extent such development involves human clinical trials for a product which is or is intended to be, directly or indirectly, a product manufactured, marketed or sold by or on behalf of Seller or any of its Subsidiaries based on granulocyte-macrophage colony-stimulating factor), manufacturing, marketing or selling any product based on granulocyte-macrophage colony-stimulating factor; and

(ii)  for a period of [*], Seller shall not, and shall cause each of its Subsidiaries not to, solicit or hire any Transferred Employees or any other employee of Purchaser or its Subsidiaries primarily engaged in the Business, unless such Transferred

*	Confidential Treatment Requested.

Employee or other employee has had his or her employment terminated by Purchaser or its Subsidiaries prior to commencement of employment discussions between Seller (or any of its Subsidiaries) and such Transferred Employee or other employee; provided, that if a Transferred Employee or other employee responds to any general public advertisement placed or general solicitation undertaken by Seller or its Subsidiaries, such advertisement or general solicitation shall not constitute a breach of this Section 5.11(a)(ii).

(b)  Notwithstanding Section 5.11(a)(i), Seller may (i) own, directly or indirectly, up to (A) ten percent (10%) of the outstanding equity securities of any Person which owns or operates a business that develops, manufactures, market or sells any product based on granulocyte-macrophage colony stimulating factor, the common equity securities of which are publicly traded or listed on any securities exchange or automated quotation system, or (B) ten percent (10%) of the outstanding equity securities of any Person which owns or operates a business that develops, manufactures, market or sells any product based on granulocyte-macrophage colony stimulating factor, the common equity securities of which are not publicly traded or listed on any securities exchange or automated quotation system, or (ii) acquire any Person, directly or indirectly (whether by acquisition, merger or other business combination), provided that, in the case of clause (ii), if the acquired Person owns, or has rights to, any product based on granulocyte-macrophage colony stimulating factor, Seller shall use its reasonable best efforts to divest such product within nine (9) months following the consummation of the acquisition of such Person or as soon thereafter as possible.

(c)  Notwithstanding any other provision of this Agreement, it is understood and agreed that the remedy of indemnity payments pursuant to Article VIII and other remedies at law would be inadequate in the case of any breach of the covenants contained in Section 5.11(a), and, accordingly, Purchaser shall be entitled to equitable relief, including the remedy of specific performance, with respect to any breach or attempted breach of such covenants.

(d)  For purposes of this Section 5.11 only, “granulocyte-macrophage colony-stimulating factor” shall mean a polypeptide having an amino acid sequence as set forth in Section 5.11(d) of the Seller Disclosure Letter and any polypeptide sequence having eighty percent (80%) or greater identity therewith.

SECTION 5.12  Insurance.

In the event that prior to the Closing Date any Conveyed Asset suffers any damage, destruction or other loss as a result of a casualty event, Seller shall, after the Closing Date, (i) promptly pay to Purchaser all insurance proceeds received by Seller with respect to such damage, destruction or other loss, less any proceeds applied to the physical restoration of such asset, and (ii) assign to Purchaser all rights of Seller against third parties (other than against its insurance carriers) with respect to any causes of action, whether or not litigation has commenced as of the Closing Date, in connection with such damage, destruction or other loss; provided, however, that the proceeds of such insurance shall be subject to (and recovery thereon shall be reduced by the amount of) any applicable deductibles and co-payment provisions or any payment or reimbursement obligations of Seller in respect thereof; provided, further, that Seller shall not be required to pay any insurance proceeds under any insurance policy which constitutes “self-insurance” or which is subject to a retroactive premium increase.

SECTION 5.13  Certain Transactions.

From the date hereof until the Closing Date, Purchaser shall not, and shall not permit any of its Subsidiaries to, acquire or agree to acquire by merging or by consolidating with, or by purchasing assets of or a substantial portion of equity in, or any other manner, any business or any corporation, partnership, association or other business organization or division thereof engaged in the business of developing, marketing or selling any G-CSF or GM-CSF product (a “Restricted Business”) unless (i) the terms of such acquisition require a disposition of such Restricted Business prior to the closing of such acquisition and (ii) such acquisition would not, and would not reasonably be expected to, materially delay or prevent the consummation of the transactions contemplated by this Agreement.

SECTION 5.14  Use of Intellectual Property.

Purchaser and its Subsidiaries shall not actively encourage any Transferred Employee to breach any confidential disclosure agreement between such Transferred Employee and Seller (or any of its Subsidiaries) with respect to trade secrets that are not related to LEUKINE or the Business.

SECTION 5.15  No Solicitation.

From the date of this Agreement to the earlier to occur of the Closing or termination of this Agreement in accordance with Article VII, Seller shall not, and shall cause its Subsidiaries and its and its Subsidiaries’ officers, directors and representatives not to, directly or indirectly, (i) solicit, initiate or encourage any Other Bid, (ii) enter into any agreement with respect to any Other Bid or (iii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Other Bid. In the event that the Seller (or any of its Subsidiaries) receives a proposal relating to any such transaction, Seller shall promptly advise Purchaser of such proposal. As used in this Section 5.15, “Other Bid” shall mean any proposal for a sale, spin-off or other disposition or similar transaction involving the Business or any of the Conveyed Assets, other than (A) the transactions contemplated by this Agreement and (B) the sale of inventory in the ordinary course of business. Notwithstanding the foregoing, for the avoidance of doubt, Seller shall not be responsible for any actions undertaken by Amgen Inc. or Wyeth or their respective officers, directors, employees or representatives.

ARTICLE VI

CONDITIONS

SECTION 6.1  Conditions to Each Party’s Obligations.

The respective obligations of each party to effect the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver by Purchaser and Seller (to the extent permitted by applicable Law) at or prior to the Closing of the following conditions:

(a)  The waiting period (including any extensions thereof) applicable to the consummation of the transactions contemplated by this Agreement required pursuant to the HSR Act, to the extent necessary, shall have expired or been terminated; and

(b)  There shall not be in effect any statute, regulation, order, decree or judgment of any Governmental Entity, which makes illegal or enjoins or prevents the consummation of the transactions contemplated by this Agreement.

SECTION 6.2  Conditions to Obligations of Purchaser.

The obligation of Purchaser to effect the transactions contemplated by this Agreement shall be further subject to the satisfaction at or prior to the Closing of the following conditions, any or all of which may be waived, in whole or in part, by Purchaser:

(a)  The representations and warranties of Seller contained in Article III of this Agreement shall be true and correct (without giving effect to any “materiality” or “Material Adverse Effect” qualifiers set forth therein) at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except as set forth on Section 3.6(a) of the Seller Disclosure Letter, since December 31, 2001, there shall not have been any change, event, development, effect or occurrence that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b)  Seller shall have performed and complied in all material respects with all agreements and covenants required to be performed or complied with by Seller under this Agreement at or prior to the Closing;

(c)  Purchaser shall have received from Seller a certificate, dated the Closing Date, duly executed by an executive officer of Seller, to the effect of Section 6.2(a) and Section 6.2(b) above;

(d)  There shall not be pending any action, litigation or proceeding by any Governmental Entity seeking to (i) prohibit or restrain the transactions contemplated by this Agreement or (ii) seeking to impose or confirm limitations on the ability of Purchaser or any of its wholly-owned Subsidiaries to effectively exercise full rights of ownership of the Business or the Conveyed Assets after the Closing which, in the case of clause (i) or (ii), would have, or would reasonably be expected to have, a Material Adverse Effect or a material adverse effect on Purchaser and its Subsidiaries (taken as a whole) or materially increase the cost to Purchaser of consummating the transactions contemplated hereby or subject Purchaser or any of its Affiliates to any criminal or material civil liability;

(e)  (i)  The written consents set forth on Section 6.2(e)(i) of the Seller Disclosure Letter shall have been obtained and (ii) (A) the Permit set forth on Section 6.2(e)(ii) of the Seller Disclosure Letter shall have been obtained or (B) if such Permit is not so obtained, from the date hereof to the Closing, Seller’s operation of the Business shall have been in compliance with all applicable licensing requirements of R.C.W. Title 18, the administrative code relating thereto and all regulations, administrative orders and practices and other requirements of the WBP (other than such non-compliance that does not or would not result in such Permit not having been obtained); and

(f)  Seller shall have delivered or caused to be delivered to Purchaser each of the documents specified in Section 2.4(b) hereof.

SECTION 6.3  Conditions to Obligations of Seller.

The obligation of Seller to effect the transactions contemplated by this Agreement shall be further subject to the satisfaction at or prior to the Closing of the following conditions, any or all of which may be waived, in whole or in part, by Seller:

(a)  The representations and warranties of Purchaser contained in Article IV of this Agreement shall be true and correct in all material respects (without giving effect to any “materiality” or “material adverse effect” qualifiers set forth therein) at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct, would not individually or in the aggregate, reasonably be expected to prevent or materially delay, the performance or consummation of the transactions contemplated by this Agreement;

(b)  Purchaser shall have performed and complied in all material respects with all agreements and covenants required to be performed or complied with by Purchaser under this Agreement at or prior to the Closing;

(c)  Seller shall have received from Purchaser a certificate dated the Closing Date, duly executed by an authorized officer of Purchaser, to the effect of Section 6.3(a) and Section 6.3(b) above;

(d)  Purchaser shall have delivered or caused to be delivered to Seller each of the documents specified in Section 2.4(c) hereof;

(e)  The Merger shall have been consummated; and

(f)  Purchaser shall have paid to Seller the Initial Purchase Price in immediately available funds.

ARTICLE VII

TERMINATION AND AMENDMENT

SECTION 7.1  Termination.

This Agreement may be terminated at any time prior to the Closing by:

(a)  mutual written consent of Seller and Purchaser;

(b)  Seller, by written notice to Purchaser given on or prior to August 1, 2002, if the Closing shall not have occurred on or before 45 calendar days after the date hereof and if, in Seller’s good faith judgment, any of the conditions contained in Article VI (other than Section 6.2(a), (b), (c) or (f)) hereof would not reasonably be expected to be capable of satisfaction prior to August 1, 2002; provided, however, in the event that Seller sends Purchaser a notice of termination pursuant to this Section 7.1(b), such termination shall not be effective (x) until 15 Business Days after the date that Seller delivers such notice to Purchaser, during which period Purchaser and Seller shall cooperate and use their commercially reasonable efforts to cure the circumstances giving rise to Seller’s termination right hereunder, and (y) then only if Seller notifies Purchaser in writing after the end of such period that, Seller, in its good faith judgment, continues not to reasonably expect such conditions in Article VI to be capable of satisfaction prior to August 1, 2002; provided, however, the right to terminate this Agreement under this Section 7.1(b) shall not be available to Seller if Seller has failed to perform in all material respects its obligations under Section 5.3 hereof and such failure has been the cause, or results in, the failure of the Closing to occur on or before August 1, 2002.

(c)  Purchaser or Seller, by written notice to the other party, if the Closing shall not have occurred on or before September 30, 2002 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 7.1(c) shall not be available to either such party if (i) such party has failed to perform in all material respects its obligations under Section 5.3 hereof and such failure has been the cause of, or results in, the failure of the Closing to occur on or before the Outside Date or (ii) the Merger has not been consummated at the time such party elects to exercise its rights under this Section 7.1(c) and the Merger Agreement has not been terminated at such time;

(d)  either Purchaser or Seller, by written notice to the other party, if the Merger Agreement has been terminated;

(e)  either Seller or Purchaser, by written notice to the other party, if the Closing shall not have occurred on or before December 31, 2002;

(f)  either Seller or Purchaser, by written notice to the other party, if a competent Governmental Entity shall have issued a ruling, order or injunction or taken any other action which, in any such case, permanently restrains, enjoins or prohibits the consummation of the transactions contemplated hereby and such ruling, order or injunction or other action shall have become final and non-appealable; provided, however, that in the event that such ruling, order or injunction or other action has been entered, the party seeking to terminate this Agreement pursuant to this Section 7.1(f) shall have used its reasonable best efforts to remove such injunction, order or decree, in all material respects in accordance with Section 5.3 hereof; or

(g)  either Seller or Purchaser (provided that the terminating party is not then in material breach of any representation, warranty, covenant, or other agreement contained herein), by written notice to the other party, if there shall have been a material breach of any of the representations, warranties, agreements or covenants set forth in this Agreement on the part of the other party which has rendered the satisfaction of any conditions contained in Article VI hereof impossible, such violation or breach has not been waived by the terminating party, and the breach has not been cured within thirty (30) days following the terminating party’s written notice of such breach; provided, however, that if such breach cannot reasonably be cured within thirty (30) days and the breaching party is diligently proceeding to cure such breach, this Agreement may not be terminated pursuant to this Section 7.1(g).

SECTION 7.2  Effect of Termination.

In the event of the termination of this Agreement pursuant to Section 7.1 hereof, this Agreement shall forthwith become null and void and have no effect, without any liability on the part of any party hereto or its Affiliates, directors, officers or stockholders, other than the provisions of Article IX and Sections 3.15, 4.6, 5.2(b) and 7.2 hereof; provided, however, that nothing contained in this Section 7.2 shall relieve either party to this Agreement from liability to the other party for any willful and material breach of this Agreement. In the event this Agreement is terminated pursuant to Section 7.1, Purchaser will redeliver all documents, work papers and other materials of Seller relating to the transactions contemplated hereby, whether obtained before or after the execution hereof, in accordance with the terms of the Confidentiality Agreement.

SECTION 7.3  Amendment.

This Agreement may be amended or modified at any time by Seller and Purchaser, but only by an instrument in writing signed by or on behalf of each of Seller and Purchaser.

SECTION 7.4  Extension; Waiver.

At any time prior to the Closing, either party hereto may (i) extend the time for the performance of any of the obligations or acts of the other party, (ii) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto, (iii) waive compliance with any of the agreements of the other party contained herein or (iv) waive any condition to its obligations hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed by or on behalf of such party. Except as otherwise expressly provided herein, no failure to exercise, delay in exercising, or single or partial exercise of any right, power or remedy by any party, and no course of dealing between the parties, shall constitute a waiver of any such right, power or remedy.

ARTICLE VIII

SURVIVAL; INDEMNIFICATION

SECTION 8.1  Survival Period.

The representations and warranties of the parties contained in Articles III and IV hereof and in the Related Instruments (if any) shall survive the Closing until the second anniversary of the Closing Date; provided, however, that (i) the representations and warranties of Seller in Section 3.7(b) shall survive the Closing until the fourth anniversary of the Closing Date and (ii) the representations and warranties of Seller in Sections 3.2, 3.7(a) and 3.15 hereof and Purchaser in Sections 4.2, 4.6 and 4.7 hereof shall survive the Closing indefinitely. The period of time a representation or warranty survives the Closing pursuant to the preceding sentence shall be the “Survival Period” with respect to such representation or warranty. The parties intend for the preceding two sentences to shorten the otherwise applicable statute of limitations and agree that, subject to the last sentence of this Section 8.1, no claims (other than claims of, or causes of action arising from, fraud) may be brought based upon, directly or indirectly, any of the representations and warranties contained in this Agreement or in the Related Instruments after the Survival Period with respect to such representation and warranty. The covenants and agreements of the parties hereto contained herein shall survive in accordance with their respective terms. In the event notice of any claim for indemnification under Section 8.2(a)(i) or 8.2(b)(i) hereof shall have been given within the applicable Survival Period and such claim has not been finally resolved by the expiration of such Survival Period, the representations and warranties that are the subject of such claim shall survive the end of the Survival Period of such representations or warranties until such claim is finally resolved, but such representations and warranties shall only survive with respect to such asserted claim.

SECTION 8.2  Indemnification.

Subject to the terms, conditions and limitations set forth in this Article VIII, from and after the Closing:

(a)  Seller shall defend, indemnify and hold harmless Purchaser and its Affiliates and each of their respective directors, officers, equity holders, partners, employees, agents and representatives and their respective heirs, successors and assigns (collectively, the “Purchaser Indemnified Parties”) from and against any loss, liability, claim, damage or expense (including reasonable attorneys’ fees and expenses) (collectively, “Losses”) arising out of, in connection with, or otherwise with respect to: (i) any breach of, or inaccuracy in, any representation or warranty of Seller set forth in Article III hereof or any representation or warranty of Seller or Seller Sub set forth in any of the Related Instruments or in the Closing certificate of Seller specified in Section 6.2(c) hereof, (ii) the failure to perform any covenant or agreement of Seller set forth in this Agreement or any covenant or agreement of Seller or Seller Sub set forth in any of the Related Instruments (other than the Sublease), (iii) any breach by Seller or any of its Subsidiaries (or their successors and assigns) of any liability or obligation under any Dual Use Contract which liability or obligation constitutes an Excluded Liability and which breach is deemed by the counterparty to such Dual Use Contract to constitute a breach of such Dual Use Contract (provided that Purchaser (or its successors and assigns) is not then in breach of its obligations under such Dual Use Contract), (iv) the Excluded Assets, (v) the Excluded Liabilities, (vi) all product liability or similar claims to the extent arising out of the sale of LEUKINE by or on behalf of Seller or Seller Sub prior to the Closing, (vi) all product liability or similar claims to the extent arising out of the sale of LEUKINE by or on behalf of Seller or Seller Sub prior to the Closing, (vii) any acts or omissions of Seller or any of its Subsidiaries in connection with the manufacturing, marketing or selling of LEUKINE or any defect in LEUKINE that is manufactured by or on behalf of Seller or Seller Sub, in each case, prior to the Closing or in any Inventory [*].

*	Confidential Treatment Requested.

(b)  Purchaser shall defend, indemnify and hold harmless Seller and its Affiliates and each of their respective directors, officers, equity holders, partners, employees, agents and representatives and their respective heirs, successors and assigns (collectively, the “Seller Indemnified Parties”) from and against any Losses arising out of, in connection with or otherwise with respect to: (i) any breach of, or inaccuracy in, any representation or warranty of Purchaser set forth in Article IV hereof or any representation or warranty of Purchaser or any Designated Purchaser Subsidiary in any of the Related Instruments or in the Closing certificate of Purchaser specified in Section 6.3(c) hereof, (ii) the failure to perform any covenant or agreement of Purchaser set forth in this Agreement or any covenant or agreement of Purchaser or any Designated Purchaser Subsidiary set forth in any of the Related Instruments (other than the Sublease), (iii) the Assumed Liabilities, to the extent Seller is not obligated by Section 8.2(a) (without giving effect to Section 8.4) to indemnify Purchaser Indemnified Parties in connection with any such Loss, (iv) any breach by Purchaser (or its successors and assigns) of any liability or obligation under any Dual Use Contract which liability or obligation constitutes an Assumed Liability and which breach is deemed by the counterparty to such Dual Use Contract to constitute a breach of such Dual Use Contract (provided that Seller and its Subsidiaries (or their successors and assigns) are not then in breach of their obligations under such Dual Use Contract), (v) the ownership, use, operation or maintenance of the Conveyed Assets by or on behalf of Purchaser from and after the Closing, the sale of the Conveyed Assets by or on behalf of Purchaser from and after the Closing and the operation or conduct of the Business by or on behalf of Purchaser from and after the Closing, to the extent Seller is not obligated by Section 8.2(a) (without giving effect to Section 8.4) to indemnify Purchaser Indemnified Parties in connection with any such Loss, and (vi) all product liability or similar claims to the extent arising out of the manufacture, marketing or sale of LEUKINE by or on behalf of Purchaser from and after the Closing, but only to the extent such product liability or similar claim does not arise out of any acts or omissions of Seller or any of its Subsidiaries in connection with manufacturing or marketing LEUKINE or any defect in LEUKINE that is manufactured by or on behalf of Seller or Seller Sub, in each case, prior to the Closing or in any Inventory.

(c)  The obligations of Seller under Section 8.2(a) and the obligations of Purchaser under Section 8.2(b) shall not be affected by any knowledge by any Indemnified Party at or prior to the Closing of any breach of or inaccuracy in any representation or warranty or by any waiver of Section 6.2(a) or 6.3(a).

SECTION 8.3  Indemnification Procedures.

(a)  In order for a party (the “Indemnified Party”) to be entitled to any indemnification provided for under this Article VIII in respect of, arising out of or involving a claim made by any Person against the Indemnified Party (a “Third-Party Claim”), such Indemnified Party must notify the indemnifying party hereunder (the “Indemnifying Party”) in writing of the Third-Party Claim promptly following receipt by such Indemnified Party of actual notice of the Third-Party Claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been actually prejudiced as a result of such failure. Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, promptly following the Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified

Party relating to the Third-Party Claim other than those notices and documents separately addressed to the Indemnifying Party.

(b)  If a Third-Party Claim is made against an Indemnified Party, the Indemnifying Party shall be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof with counsel selected by the Indemnifying Party; provided, however, that such counsel is not reasonably objected to by the Indemnified Party. Should the Indemnifying Party so elect to assume the defense of a Third-Party Claim, the Indemnifying Party shall not be liable to the Indemnified Party for any legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof. If the Indemnifying Party assumes such defense, the Indemnified Party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party, it being understood that the Indemnifying Party shall control such defense. The Indemnifying Party shall be liable for the reasonable fees and expenses of counsel employed by the Indemnified Party for any period during which the Indemnifying Party has not assumed the defense thereof.

If the Indemnifying Party chooses to defend or prosecute a Third-Party Claim, all the Indemnified Parties shall cooperate in the defense or prosecution thereof. Such cooperation shall include the retention and (upon the Indemnifying Party’s reasonable request) the provision to the Indemnifying Party of records and information that are reasonably relevant to such Third-Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. If the Indemnifying Party assumes the defense of a Third-Party Claim, the Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge, such Third-Party Claim without the Indemnifying Party’s prior written consent (which consent shall not be unreasonably withheld). If the Indemnifying Party assumes the defense of a Third-Party Claim, the Indemnified Party shall agree to any settlement, compromise or discharge of a Third-Party Claim that the Indemnifying Party may recommend and that by its terms obligates the Indemnifying Party to pay the full amount of the liability in connection with such Third-Party Claim, that releases the Indemnified Party completely in connection with such Third-Party Claim and that would not otherwise adversely affect the Indemnified Party in any material respect.

Notwithstanding the two foregoing paragraphs, the Indemnifying Party shall not be entitled to assume the defense of any Third-Party Claim (and shall be liable for the reasonable fees and expenses of counsel incurred by the Indemnified Party in defending such Third-Party Claim) if the Third-Party Claim seeks an order, injunction or other equitable relief or relief for other than money damages against the Indemnified Party that the Indemnified Party reasonably determines cannot be separated from any related claim for money damages. If such equitable relief or other relief portion of the Third-Party Claim can be so separated from that for money damages, the Indemnifying Party shall be entitled to assume the defense of the portion relating to money damages.

(c)  In the event any Indemnified Party should have a claim against any Indemnifying Party under Section 8.2(a) or 8.2(b) that does not involve a Third-Party Claim being asserted against or sought to be collected from such Indemnified Party, the Indemnified Party shall deliver notice of such claim with reasonable promptness to the Indemnifying Party.

The failure by any Indemnified Party so to notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability that it may have to such Indemnified Party under Section 8.2(a) or 8.2(b), except to the extent that the Indemnifying Party has been actually prejudiced by such failure.

(d)  Notwithstanding anything to the contrary contained in this Agreement, in the event that any fact, event or circumstance which results in an adjustment to the Purchase Price (including in calculating the Purchase Price Adjustment) would also constitute a breach of or inaccuracy in any of the representations, warranties, covenants or agreements of the Indemnifying Party under this Agreement, the Indemnifying Party shall have no obligation to indemnify any Indemnified Party with respect to such breach or inaccuracy to the extent reflected in the Purchase Price adjustment.

SECTION 8.4  Limitation of Liability.

(a)  Notwithstanding anything in this Agreement to the contrary, the liability of the Indemnifying Party to indemnify any Indemnified Party against any Losses pursuant to Sections 8.2(a)(i) or 8.2(b)(i) shall be limited to claims for indemnification with respect to which an Indemnified Party has given to the Indemnifying Party notice of such claim within the Survival Period specified in Section 8.1. Notwithstanding anything to the contrary contained in this Agreement or in any Related Instruments, the parties agree that the indemnity provided in [*] hereof shall be the sole and exclusive indemnity provided in this Agreement and the Related Instruments with respect to matters which are the subject of [*].

(b)  In no event shall Seller be liable for indemnification pursuant to Section 8.2(a)(i) unless and until the aggregate of all Losses which are incurred or suffered by the Purchaser Indemnified Parties exceeds [*], in which case the Purchaser Indemnified Parties shall be entitled to indemnification for all such Losses in excess of [*]; provided, however, that Seller shall not be required to make payments for indemnification pursuant to Section 8.2(a)(i) and [*] in an aggregate amount in excess of the Initial Purchase Price; provided, further, that, in the event that a payment is made pursuant to Section 2.3(a)(ii) or Section 2.3(a)(iii) or both, then Seller shall not be required (at any particular time) to make payments for indemnification pursuant to Section 8.2(a)(i) and [*] in an aggregate amount in excess of the sum of the Initial Purchase Price and any payments made to Seller pursuant to Section 2.3(a)(ii) and Section 2.3(a)(iii) at or prior to such time. In the event that indemnification payments are limited by the second proviso to the preceding sentence and subsequently a payment is required to be made under Section 2.3(a)(ii) or 2.3(a)(iii) and Seller is (but for such proviso) liable to the Purchaser Indemnified Parties for indemnification of Losses in excess of the then-applicable cap, the amount of such payment under Section 2.3(a)(ii) or 2.3(a)(iii) shall be reduced by the amount of such excess.

(c)  [*]

(d)  In calculating amounts payable to an Indemnified Party, the amount of the indemnified Losses (i) shall not be duplicative of any other Loss for which an indemnification

*	Confidential Treatment Requested.

claim has been made, (ii) shall be computed net of any amounts actually recovered by such Indemnified Party under any insurance policy with respect to such Losses, (iii) shall be increased to take account of any net Tax cost incurred by such Indemnified Party arising from the receipt of Indemnity Payments hereunder (grossed up for such increase) and (iv) shall be reduced to take account of any net Tax benefit realized by such Indemnified Party arising from the incurrence or payment of any such Loss. In computing the amount of any such Tax cost or Tax benefit, the Indemnified Party shall be deemed to recognize all other items of income, gain, loss, deduction or credit before recognizing any item arising from the receipt of any indemnity payment hereunder or the incurrence or payment of any indemnified Loss.

(e)  [*]

SECTION 8.5  Other Matters.

(a)  Except as otherwise specifically provided in this Agreement or in any Related Instrument, Purchaser and Seller each agree (and, by their acceptance of the benefits under this Agreement, each Purchaser Indemnified Party and Seller Indemnified Party agrees) that its sole and exclusive remedy after the Closing with respect to any and all claims relating to any or all of this Agreement, the Related Instruments and the Intellectual Property Transfer Agreements, the transactions contemplated hereby and thereby, the Business, the Conveyed Assets and the Assumed Liabilities (other than claims of, or causes of action arising from, fraud) shall be pursuant to the indemnification provisions set forth in this Article VIII. Without limiting the foregoing, Purchaser and Seller each hereby waive (and, by their acceptance of the benefits under this Agreement, each Purchaser Indemnified Party and Seller Indemnified Party hereby waives), from and after the Closing, any and all rights, claims and causes of action (other than claims of, or causes of action arising from, fraud), whether arising under statute, common law or otherwise, such party may have against the other party arising under or based upon this Agreement, any Related Instrument or Intellectual Property Transfer Agreement or any document or certificate delivered in connection herewith (except pursuant to the indemnification provisions set forth in this Article VIII and the indemnification and other remedy provisions set forth in any Related Instrument). Without limiting the generality of the foregoing, Purchaser (and, by accepting the benefits under this Agreement, each Purchaser Indemnified Party) agrees that with respect to any Losses or other losses and damages under any Environmental Law that may be incurred by any Purchaser Indemnified Party, the indemnification provisions of this Article VIII shall be the sole and exclusive remedy of the Purchaser Indemnified Parties, and Purchaser (and, by accepting the benefits under this Agreement, each Purchaser Indemnified Party) hereby waives and relinquishes, on behalf of itself and the other Purchaser Indemnified Parties and their respective Affiliates, and each of their respective directors, officers, employees, equity holders, partners, successors, assigns, Affiliates, agents, advisors or representatives and heirs, any and all rights, claims, or remedies such Person may have under any Environmental Laws, as presently in force or hereafter enacted, promulgated, or amended (including under the Comprehensive Environmental Response Compensation and Liability Act, or any similar state or local law) or at common law.

*	Confidential Treatment Requested.

(b)  [*]

ARTICLE IX

MISCELLANEOUS

SECTION 9.1  Notices.

Any notices or other communications required or permitted under, or otherwise in connection with, this Agreement or the Related Instruments shall be given in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) upon confirmation of receipt when transmitted by facsimile transmission (but only if followed by transmittal by internationally recognized overnight courier (providing proof of delivery) or hand, (iii) on receipt after being sent, postage prepaid, by registered or certified mail, or (iv) when delivered if transmitted by internationally recognized overnight courier (providing proof of delivery), in each case as follows (or to such other address which has been delivered in accordance with this Section 9.1):

(a)  if to Seller, to:

Immunex Corporation
51 University Street
Seattle, Washington 98101
Telephone:  (206) 587-0430
Facsimile:  (206) 233-0644
Attention:  General Counsel

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036
Telephone:  (212) 735-3542
Facsimile:  (212) 735-2000
Attention:  Stephen F. Arcano, Esq.

(b)  if to Purchaser, to:

Schering Aktiengesellschaft
Müllerstrasse 178
13353 Berlin, Germany
Facsimile:  49-30-468-14086
Attention:  General Counsel

with copies to:

*	Confidential Treatment Requested.

Schering Berlin Inc.
340 Changebridge Road
Montville, New Jersey 07045
Facsimile:  (973) 487-2712
Attention:  General Counsel

Cravath, Swaine and Moore
825 Eighth Avenue
New York, New York 10019
Telephone:  (212) 474-1000
Facsimile:  (212) 474-3700
Attention:  Peter S. Wilson, Esq.

SECTION 9.2  Descriptive Headings.

The descriptive headings herein are inserted for convenience only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

SECTION 9.3  Counterparts.

This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other party.

SECTION 9.4  Entire Agreement.

This Agreement, the Exhibits and Schedules hereto, the Seller Disclosure Letter, the Related Instruments and the Confidentiality Agreement constitute the entire agreement of the parties hereto, and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

SECTION 9.5  Fees and Expenses.

Except as set forth in this Agreement or in any Related Instrument, regardless of whether or not the transactions contemplated by this Agreement are consummated, each party shall bear its own fees and expenses incurred in connection with this Agreement and the Related Instruments and the transactions contemplated hereby and thereby.

SECTION 9.6  Governing Law.

This Agreement shall be governed by and construed in accordance with the Laws of the State of New York, without regard to any applicable principles of conflicts of law. Each of the parties hereto hereby irrevocably and unconditionally consents to submit to the jurisdiction of the courts of the State of New York and of the United States of America located in the Borough of Manhattan in New York City, and any appellate court from any such court, for any litigation arising out of or relating to this Agreement or any Related Instrument and the transactions contemplated hereby or thereby (and agrees not to commence any litigation relating thereto except in such courts). Each of the parties hereto hereby irrevocably and unconditionally waives any objection to the laying of venue of any litigation arising out of or relating to this Agreement or any Related Instrument or the transactions contemplated hereby or thereby in the courts of the State of New York or of the United States of America located in the Borough of Manhattan in New York City and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such litigation brought in any such court has been brought in an inconvenient forum. The parties agree that a final judgment in any such litigation shall be conclusive and may be enforced in other jurisdictions by suits on the judgment or in any other manner provided by Law.

SECTION 9.7  WAIVER OF JURY TRIAL.

EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE RELATED INSTRUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

SECTION 9.8  Assignment.

Neither this Agreement nor any of the rights, interests or obligations hereunder shall be transferred, assigned or delegated by either of the parties hereto, in whole or in part, without the prior written consent of the other party, and any attempt to make any such transfer, assignment or delegation without such consent shall be null and void; provided, however, that (i) without the consent of Purchaser, Seller may (in whole or in part) transfer, assign and delegate its rights, interests and obligations to one or more of its Affiliates (including, for purposes of this clause (i), the term “Affiliates” shall include Amgen Inc. and its Affiliates), (ii) without the consent of Seller, Purchaser may (in whole or in part) transfer, assign and delegate its rights, interests and obligations to any Affiliate of Purchaser, and (iii) without the consent of Seller, Purchaser may transfer and assign its rights to indemnity, in whole or in part, to any purchaser of all or substantially all of the Business; provided, further, that no transfer, assignment or delegation shall limit, affect or discharge the assignor’s obligations hereunder.

SECTION 9.9  Parties in Interest.

This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and permitted assigns, and, except as provided in Article VIII, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, interests, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

SECTION 9.10  Interpretation.

In the event an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

SECTION 9.11  Severability.

In the event that any one or more of the provisions contained herein, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the parties shall negotiate in good faith with a view to the substitution therefor of a suitable and equitable solution in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid provision; provided, however, that the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be in any way impaired thereby, it being intended that all of the rights and privileges of the parties hereto shall be enforceable to the fullest extent permitted by Law.

SECTION 9.12  Payments.

Unless otherwise provided herein, all payments required to be made pursuant to this Agreement shall be made in U.S. dollars in the form of cash or by wire transfer of immediately available funds to an account designated by the party receiving such payment.

SECTION 9.13  Disclosure.

Any matter disclosed in any section of the Seller Disclosure Letter shall be considered disclosed with respect to each other section of the Seller Disclosure Letter and with respect to each of the representations and warranties contained in Article III hereof, but only to the extent that the relevance of such matter to a particular section of the Seller Disclosure Letter or a particular representation or warranty is reasonably apparent; provided, however, that no matter shall be considered disclosed with respect to Section 3.6(a) of the Seller Disclosure Letter or the representations and warranties in Section 3.6(a) unless specifically disclosed or cross-referenced in Section 3.6(a) of the Seller Disclosure Letter. Disclosure of a matter in any section of the Seller Disclosure Letter shall not be deemed to constitute a determination that such matter is material (whether singularly or in the aggregate) solely by reason of it being so disclosed therein.

SECTION 9.14  English Language Only.

This Agreement and the Related Instruments have been executed in the English language only, which language shall be controlling in all respects, and all versions hereof in any other language shall be for accommodation only and shall not be binding upon the parties hereto. All communications to be made or given pursuant to this Agreement and the Related Instruments shall be in the English language.

SECTION 9.15  Process Agent; Service of Process.

Purchaser agrees that service of all writs, process and summonses in connection with any action, suit or proceeding brought against it relating to this Agreement or any of the Related Instruments may be made upon CT Corporation presently located at 111 Eighth Avenue, New York, New York 10011 as its agent for service of process (the “Process Agent”) and Purchaser hereby irrevocably appoints the Process Agent as its agent for service of process in its name, place and stead to accept such service and agrees that the failure of the Process Agent to give any notice of any such service of process to Purchaser shall not impair or affect the validity of such service or of any judgment based thereon. Purchaser agrees to maintain at all times an agent aforesaid in the State of New York, and to give Seller advance written notice of any change of such Process Agent. Nothing herein shall in any way be deemed to limit the ability of Seller to serve any such writs, process or summonses in other manner permitted by Law or to obtain jurisdiction over Purchaser in such other jurisdictions, and in such manner, as may be permitted by Law.

IN WITNESS WHEREOF, the parties hereto have executed this Asset Purchase Agreement as of the date first written above.

IMMUNEX CORPORATION

By:	/s/ EDWARD V. FRITZKY
Edward V. Fritzky Chief Executive Officer

SCHERING AKTIENGESELLSCHAFT

By:	/s/ HUBERTUS ERLEN
Hubertus Erlen Chairman of the Executive Board of Directors

By:	/s/ KLAUS POHLE
Klaus Pohle Vice-Chairman of the Executive Board of Directors